Exhibit 4.1
EXECUTION COPY

CONEXANT SYSTEMS, INC.
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
AS TRUSTEE AND COLLATERAL TRUSTEE
11.25% Senior Secured Notes due 2015

INDENTURE
Dated as of March 10, 2010

Table of Contents
Page
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1.	Definitions	1
SECTION 1.2.	Other Definitions	40
SECTION 1.3.	[Reserved]	41
SECTION 1.4.	Rules of Construction	41
ARTICLE II
THE SECURITIES
ARTICLE III
COVENANTS

i

ARTICLE IV
SUCCESSOR COMPANY

SECTION 4.1.	Merger and Consolidation	86
ARTICLE V
REDEMPTION OF SECURITIES
ARTICLE VI
DEFAULTS AND REMEDIES
ARTICLE VII
TRUSTEE

SECTION 7.1.	Duties of Trustee	96

ARTICLE VIII
DISCHARGE OF INDENTURE; DEFEASANCE
ARTICLE IX
AMENDMENTS
ARTICLE X
SUBSIDIARY GUARANTEES

SECTION 10.1.	Subsidiary Guarantees	111
SECTION 10.2.	Limitation on Liability; Termination, Release and Discharge	113
SECTION 10.3.	Right of Contribution	114
SECTION 10.4.	No Subrogation	114
ARTICLE XI
COLLATERAL AND SECURITY

SECTION 11.1.	Collateral	114
SECTION 11.2.	Further Assurances	116
SECTION 11.3.	After-Acquired Property	116
SECTION 11.4.	Impairment of Security Interest	117

ARTICLE XII
MISCELLANEOUS

EXHIBIT A	Form of the Notes
EXHIBIT B	Form of Indenture Supplement to Add Subsidiary Guarantors

          INDENTURE dated as of March 10, 2010, among CONEXANT SYSTEMS, INC, a Delaware corporation (the “Company”) and certain subsidiaries of the Company (the “Subsidiary Guarantors”) from time to time parties hereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (in such capacity, the “Trustee”) and as Collateral Trustee (in such capacity, “Collateral Trustee”).
          For and in consideration of the premises and the purchase of the Notes by the Holders thereof, each party hereto covenants and agrees as follows for the benefit of the other parties and for the equal and ratable benefit of all Holders of (i) the Company’s 11.25% Senior Secured Notes due 2015 issued on the date hereof (the “Initial Notes”) and (ii) if and when issued, an unlimited principal amount of additional 11.25% Senior Secured Notes due 2015 (subject to Sections 3.2 and 3.6) that may be offered from time to time subsequent to the Issue Date (the “Additional Notes,” and together with the Initial Notes, collectively, the “Notes”).
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
          SECTION 1.1. Definitions.
          “ABL Collateral” means:
          (1) any Receivables and Related Receivable Rights; and
          (2) on and after the date the Company and/or any Subsidiary Guarantor enters into any credit facility secured by collateral that includes Inventory (among other collateral that may secure such credit facility, if any) providing for a commitment to extend Revolving Credit Debt in an aggregate principal amount of at least $5.0 million, any Inventory and Related Inventory Rights.
          “Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.
          “Act of Required Debtholders” means, as to any matter at any time, a direction in writing delivered to the Collateral Trustee by or with the written consent of the holders of more than 50% of the sum of:
          (1) the aggregate outstanding principal amount of Shared Lien Debt (including the face amount of outstanding letters of credit whether or not then available or drawn); and
          (2) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Shared Lien Debt;

provided, however, that after (1) the termination or expiration of all commitments to extend credit that would, when funded, constitute Shared Lien Debt, (2) the payment in full in cash of the principal of, and premium and interest, if any, on, all Shared Lien Debt (other than any undrawn letters of credit), (3) the discharge or cash collateralization (at the lower of (a) 105% of the aggregate undrawn amount or (b) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Shared Lien Document) of all outstanding letters of credit constituting Shared Lien Debt, and (4) the payment in full in cash of all other Shared Lien Obligations (other than any Shared Lien Obligations consisting of Banking Product Obligations, Hedging Obligations and Contingent Liabilities), the term “Act of Required Debtholders” will mean the holders of more than 50% of the sum of the aggregate “settlement amount” (or similar term, in each case as defined in the applicable Hedge Agreement relating to Shared Lien Obligations consisting of a Hedging Obligation) under all Hedge Agreements relating to Shared Lien Obligations consisting of Hedging Obligations or, with respect to any such Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (including any termination payments then due) under such Hedge Agreement; provided that the “settlement amount” (or similar term) as of the last business day of the month preceding any date of determination will be calculated by the appropriate swap counterparties and reported to the Collateral Trustee upon request; provided further, that any Hedging Obligation with a “settlement amount” (or similar term) that is a negative number will be disregarded for purposes of all calculations required by the term “Act of the Required Debtholders.”
          For purposes of this definition, (1) Shared Lien Debt registered in the name of, or beneficially owned by, the Company or any Affiliate of the Company will be deemed not to be outstanding, and (2) votes will be determined in accordance with Section 8.2 of the Collateral Trust Agreement.
          “Additional Assets” means:
(1)	any property, plant, equipment or other asset (excluding current assets) to be used by the Company or a Restricted Subsidiary in a Related Business;

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary;

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; or

(4)	Investments in the Notes; provided that any such Investment must be at a price equal to or greater than 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of such Investment.
provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Related Business.
          “Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

          “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that exclusively for purposes of Section 3.8, beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.
          “Applicable Premium” means, with respect to any Note on any redemption date, the greater of:
(1)	1% of the principal amount of the Note; or

(2)	the excess of:
                (a) the present value at such redemption date of (i) the redemption price of the Note at March 15, 2013, (such redemption price being set forth in the table appearing in Section 5 of the Notes), plus (ii) all required interest payments due on the Note through March 15, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date, plus 50 basis points; over
                (b) the principal amount of the Note.
          “Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.
          “Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (provided that (i) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, will be governed by Section 3.11 and Section 4.1 and (ii) the disposition of all the Voting Stock of or all or substantially all of the assets of any Subsidiary Guarantor will be governed by Section 3.9 and Section 4.1).
          Notwithstanding the preceding, the following items will not be deemed to be Asset Dispositions:
(1)	dispositions of assets in any single transaction or series of related transactions that involves assets having an aggregate fair market value of no greater than $3.0 million in any fiscal year;

(2)	a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity); provided that in the case of a sale by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor; and provided further that in the case of a sale of Collateral, the transferee will cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the transferee, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(3)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary (other than a Receivables Entity); provided that in the case of an issuance by a Restricted Subsidiary to another Restricted Subsidiary, the Company directly or indirectly owns an equal or greater percentage of the Common Stock of the transferee than of the transferor;

(4)	a disposition of inventory in the ordinary course of business;

(5)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

(6)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(7)	a disposition in the ordinary course of business of obsolete, worn out or damaged equipment or assets that are no longer needed for use in the business of the Company and its Restricted Subsidiaries as determined in good faith by the Company;

(8)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(9)	the sale of assets upon the foreclosure of a lien;

(10)	the sale of Cash Equivalents and Marketable Securities in the ordinary course of business;

(11)	a transaction or series of related transactions that results in a Change of Control;

(12)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(13)	dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(14)	transactions permitted under Section 4.1;

(15)	for purposes of Section 3.5 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a Restricted Payment that is permitted under Section 3.3; and

(16)	the sale or other disposition of the Newport Beach Property at any time prior to January 1, 2011 (but not at any time thereafter).
          “Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with Section 3.5; and provided, further, that cross-licensing and similar arrangements with respect to intellectual property shall not be an Asset Swap.
          “Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”
          “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
          “Banking Product Obligations” means, with respect to the Company or any Subsidiary Guarantor, any obligations of the Company or such Subsidiary Guarantor owed to any Person in respect of treasury management services (including, without limitation, services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depositary, information reporting, lock-box and stop payment services), commercial credit card and merchant card services, stored valued card services, other cash management services, or lock-box leases and other banking products or services related to any of the foregoing.

          “Bankruptcy Law” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.
          “Bankruptcy Law Event of Default” means:
(1)	that either the Company or a Material Subsidiary, pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case or proceeding; (ii) consents to the entry of judgment, decree or order for relief against it in an involuntary case or proceeding; (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; (iii) makes a general assignment for the benefit of its creditors; (iv) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; (v) takes any corporate action to authorize or effect any of the foregoing; (vi) takes any comparable action under any foreign laws relating to insolvency; or

(2)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief in an involuntary case against the Company or a Material Subsidiary, pursuant to or within the meaning of any Bankruptcy Law; (ii) appoints a Custodian for all or substantially all of the property of the Company or a Material Subsidiary, pursuant to or within the meaning of any Bankruptcy Law; or (iii) orders the winding up or liquidation of the Company or a Material Subsidiary, pursuant to or within the meaning of any Bankruptcy Law; and (iv) in each case the order, decree or relief remains unstayed and in effect for 60 days.
          “Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.
          “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.
          “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.
          “Capital Stock” of any Person means: (1) in the case of a corporation or a company, corporate stock or shares; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person, in each case, including any rights to purchase, warrants, options or similar interest with regard to the foregoing, but excluding any debt securities convertible into such Capital Stock.
          “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.
          “Cash Equivalents” means:
(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States or any enterprise sponsored by the United States government (including Federal Farm Credit Bank, Federal Home Loan Bank, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, and Student Loan Marketing Association); provided that the full faith and credit of the United States is pledged in support of the payment of principal and interest thereof;

(2)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc.;

(3)	certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, bankers’ acceptances or other obligations of commercial banks the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by Standard & Poor’s Ratings Group, Inc., or “A-2” or equivalent thereof by Moody’s Investors Service, Inc.;

(4)	repurchase obligations which (a) have a term of not more than twenty-eight days, (b) are for underlying securities of the types described in clauses (1), (2) and (3), (c) are for securities which are market-priced greater than the invested amount at the time of purchase (by a minimum of 102%), (d) are entered into with (i) any bank meeting the qualifications specified in clause (3) above or (ii) financial institutions that have been elected Primary Government Securities Dealers by the Market Reports Division of the Federal Reserve Bank of New York;

(5)	commercial paper and other short-term, unsecured promissory notes issued by corporations or financial institutions including but not limited to Master Notes, Medium-Term Notes, Deposit Notes, Eurodollar Notes and Yankee Notes and bonds, in each case, having a short-term rating of at least “A-1” by Standard & Poor’s Ratings Group, Inc., or “P-1” by Moody’s Investors Service, Inc. and a long-term debt rating of at least an “A-2” by Moody’s Investors Service, Inc. or “A” by Standard & Poor’s Ratings Group, Inc.;

(6)	shares of an open-end investment company registered under the Investment Company Act of 1940, as amended, provided that company (a) complies with the SEC regulations under 2a-7 and maintains a constant net asset value, offers daily liquidity, and (b) has an average weighted maturity that does not exceed 90 days;

(7)	simple or straight floating rate securities which (a) are rated at least “A-2” by Moody’s Investors Service, Inc. or “A” by Standard & Poor’s Ratings Group, Inc. or equivalent, (b) have interest rates that are linked to a well-recognized money market index such as the 3-month Treasury Bill, LIBOR, Prime Rate, 11th District Cost of Funds (COFI), Commercial Paper, or Federal Funds, and (c) have coupon resets weekly, monthly, quarterly or semi-annually; and

(8)	Asset-Backed Securities which (a) have a weighted average life of 2.0 years or less and (b) are rated at least “Aa2” by Moody’s Investors Service, Inc. and “AA” by Standard & Poor’s Ratings Group, Inc.;
provided, that, the consolidated portfolio of Cash Equivalents shall (a) have a minimum weighted average portfolio quality of at least “Aa2” by Moody’s Investors Service, Inc. and “AA” by Standard & Poor’s Ratings Group, Inc., (b) have both a weighted average maturity and weighted average modified duration of 1.0 year or less, (c) except for Investments referred to in clause (1) above, have no more than 5% of the portfolio’s market value at any time invested in any one issuer, (c) have no individual Investments with a stated maturity that exceeds 2.0 years at any time, and (d) have no Investments referred to in clause (6) with a market value at any time that exceeds 5% of the total assets of the investment company or money market fund involved (as set forth in the most recent report furnished to the Company by such investment company or money market fund).
          “Change of Control” means:
(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)	any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
          “Clearstream” means Clearstream Banking, S.A.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” means all properties and assets at any time owned or acquired by any Grantor, except:
          (1) Excluded Assets;

          (2) any properties and assets in which the Collateral Trustee is required to release its Liens in accordance with Section 11.8(a) and
          (3) any properties and assets that no longer secure the Notes or any obligations in respect thereof in accordance with Section 11.8(b);
provided that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of any Grantor, such assets or properties will cease to be excluded from the Collateral if any Grantor thereafter acquires or reacquires such assets or properties.
          “Collateral Account” means any deposit or securities account in which the Collateral Trustee has a perfected security interest (including any general cash management account of the Company or its Restricted Subsidiaries in which the Collateral Trustee has such a perfected security interest) that is free from all other Liens and includes all cash and Cash Equivalents received by the Collateral Trustee from Asset Dispositions of Collateral, Recovery Events, Asset Swaps involving the transfer of Collateral, foreclosures on or sales of Collateral, any issuance of Additional Notes or any other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Security Documents, and interest earned thereon.
          “Collateral Trust Agreement” means that certain Collateral Trust Agreement, dated the date hereof, among the Company, the Subsidiary Guarantors, the Trustee and the Collateral Trustee.
          “Collateral Trustee” means The Bank of New York Mellon Trust Company, N.A., in its capacity as collateral trustee under the Collateral Trust Agreement, together with its successors in such capacity.
          “Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
          “Company” means Conexant Systems, Inc., or its successors and assigns.
          “Conexant CF” means Conexant CF LLC, a Delaware limited liability company.
          “Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:
(1)	Consolidated Interest Expense; plus

(2)	Consolidated Income Taxes; plus

(3)	consolidated depreciation expense; plus

(4)	consolidated amortization expense or impairment charges recorded in connection with the application of FASB Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangibles,” and FASB Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” and FASB Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities;” plus

(5)	cash received for non-cash items that reduced Consolidated EBITDA in any prior period; less

(6)	cash paid for non-cash items that increased Consolidated EBITDA in any prior period; plus

(7)	other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); less

(8)	non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period).
          “Consolidated Income Taxes” means the amount of tax expense reflected in the Company’s consolidated income statement prepared in accordance with GAAP.
          “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:
(1)	interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)	amortization of debt discount and debt issuance cost; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)	paid-in-kind interest, discount notes or comparable interest expense items;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	the interest expense on Indebtedness of another Person that is Guaranteed by such Person or any of its Restricted Subsidiaries or secured by a Lien on assets of such Person or any of its Restricted Subsidiaries;

(6)	net costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)	the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries that are not Subsidiary Guarantors payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)	Receivables Fees; and

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.
          For purposes of the foregoing, total interest expense will be determined (1) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to interest rate agreements and (2) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.
          “Consolidated Leverage Ratio” means, as of any date of determination (the “Test Date”), the ratio of (1) Consolidated Total Indebtedness as of the Test Date to (2) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the Test Date (the “Reference Period”) for which financial statements are available.
          In determining the Consolidated Leverage Ratio:
          (1) if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to the Incurrence of such Indebtedness and, if applicable, the repayment of other Indebtedness, to the extent such repayment is consummated on a substantially concurrent basis;
          (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of such fiscal quarter or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis and Consolidated EBITDA shall be calculated as if (x) such repaid, repurchased, defeased or otherwise discharged Indebtedness had not been outstanding during the relevant period and (y) the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;
          (3) if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the Consolidated EBITDA for the Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for the Reference Period;
          (4) if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of the Reference Period; and
          (5) if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of the Reference Period.
          Whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate agreement applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate will be calculated by applying such optional rate chosen by the Company.
          “Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:
(i)	subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(ii)	the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;
(2)	any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:
(i)	subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(ii)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;
(3)	any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)	any extraordinary gain or loss (determined in accordance with GAAP); and

(5)	the cumulative effect of a change in accounting principles.
          “Consolidated Total Indebtedness” means the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis.

          “Contingent Liabilities” means, at any time, any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time.
          “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:
(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors then still in office or with the approval of a majority of Directors whose election was previously so approved.
          “Convertible Notes” means the Company’s outstanding 4.0% Convertible Subordinated Notes due 2026.
          “Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
          “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
          “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
          “Definitive Notes” means certificated Notes.
          “Discharge of Shared Lien Obligations” means the occurrence of all of the following:
          (1) termination or expiration of all commitments to extend credit that would constitute Shared Lien Debt;
          (2) payment in full in cash of the principal of, and premium and interest, if any, on, all Shared Lien Debt (other than any undrawn letters of credit);
          (3) discharge or cash collateralization (at the lower of (a) 105% of the aggregate undrawn amount and (b) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Shared Lien Document) of all outstanding letters of credit constituting Shared Lien Debt; and
          (4) payment in full in cash of all other Shared Lien Obligations that are outstanding and unpaid at the time the Shared Lien Debt is paid in full in cash (other than any Contingent Liabilities).
          “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or any Restricted Subsidiary); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision unless such repurchase or redemption complies with Section 3.5 and Section 3.11; and, provided further, that if Capital Stock is issued to any plan for the benefit of employees of a Person or its Subsidiaries or by any such plan to those employees, that Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations.
          “Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
          “DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.
          “Equity Offering” means an offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (1) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.
          “Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Excluded Assets” means:

          (1) any lease, license, contract or agreement to which the Company or any Subsidiary Guarantor is a party, and any of its rights or interest thereunder, if and to the extent, but only to the extent, that a security interest in such lease, license, contract or agreement is prohibited by or in violation of:
     (a) any law, rule or regulation applicable to the Company or such Subsidiary Guarantor, or
     (b) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity);
provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (a) or (b) above; provided, further, that the exclusions referred to in this clause (1) shall not include any “proceeds” (as defined in the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) of any such lease, license, contract or agreement;
          (2) all Receivables and Related Receivable Rights;
          (3) to the extent a Receivable was sold to a Receivables Entity pursuant to a Qualified Receivables Transaction permitted by the terms of this Indenture and any other Shared Lien Documents, any Qualified Related Receivables Rights with respect to such Receivable but only to the extent such Qualified Related Receivable Rights were required to be transferred to the Receivables Entity free and clear of all Liens;
          (4) any of:
     (a) the outstanding capital stock of a “controlled foreign corporation” (as defined in the Internal Revenue Code) (a “CFC”) in excess of 65% of the voting power of all classes of capital stock of such CFC entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a CFC without adverse tax consequences, the Collateral shall include, and the security interest granted by the Company and each Subsidiary Guarantor shall attach to, such greater percentage of capital stock of each CFC;
     (b) the outstanding Capital Stock of a CFC other than a First Tier Foreign Subsidiary; and
     (c) the membership interests of Conexant CF;

          (5) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;
          (6) the Newport Beach Property (provided, that the Newport Beach Property will no longer constitute Excluded Assets at any time on or after January 1, 2011 if on such date the Newport Beach Property has not been transferred in a bona fide sale to a third party that is not an Affiliate of the Company);
          (7) any leasehold interest in real property;
          (8) on and after the date the Company enters into any credit facility secured by collateral that includes Inventory (among other collateral that may secure such credit facility, if any) providing for a commitment to extend Revolving Credit Debt in an aggregate principal amount of at least $5.0 million, any Inventory and Related Inventory Rights;
          (9) all cash (other than cash proceeds of the Collateral), deposit accounts (other than the Collateral Account) and securities accounts;
          (10) any motor vehicles, vessels and aircraft or other property subject to a certificate of title statute of any jurisdiction; and
          (11) any Capital Stock in any joint venture with a third party that is not an Affiliate to the extent a pledge of such Capital Stock is prohibited by the documents governing such joint venture;
provided, however, that, notwithstanding the foregoing, the Collateral shall include, and the security interest granted by the Company and each Subsidiary Guarantor shall attach, to such property or asset referred to in clauses (2) through (11) of this definition to the extent that the Company or any Subsidiary Guarantor grants or permits any Lien on such property or asset to secure any Shared Lien Obligation.
          “Existing Indebtedness” means any Indebtedness outstanding on the Issue Date, other than Indebtedness described in clauses (1), (2)(i), (2)(ii) and (3) of the definition of Permitted Debt.
          “First Tier Foreign Subsidiary” means any Restricted Subsidiary organized outside the United States that is directly owned by the Company or a Subsidiary Guarantor.
          “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting will be disregarded in the calculation of such ratios and other computations contained in this Indenture.
          “Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the option of the issuer thereof.
          “Grantors” means the Company, each Subsidiary Guarantor and any other Person (if any) that pledges any Collateral under the Security Documents to secure any Shared Lien Obligations, together in each case with their respective successors.
          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.
The term “Guarantee” used as a verb has a corresponding meaning.
          “Hedge Agreement” means any agreement evidencing Hedging Obligations.
          “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement, including Guarantee obligations in respect thereof.
          “Holder” means a Person in whose name a Note is registered on the Registrar’s books.
          “IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, other than a QIB.

          “Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
          “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
(1)	the principal of and premium, if any, in respect of indebtedness of such Person for borrowed money;

(2)	the principal of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of Incurrence);

(4)	Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(5)	the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(6)	the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock;

(7)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)	the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9)	to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10)	to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.
          The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.
          In addition, “Indebtedness” of any Person will include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:
(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness will be included in an amount not to exceed:
(i)	the lesser of (x) the net assets of the General Partner and (y) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(ii)	if less than the amount determined pursuant to clause (i) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.
          Notwithstanding the foregoing, “Indebtedness” will not include:
(1)	contingent obligations incurred in the ordinary course of business and not in respect of borrowed money;

(2)	deferred or prepaid revenues;

(3)	purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller;

(4)	any obligations to make progress or incentive payments or risk money payments under any contract to the extent not overdue by more than 90 days;

(5)	the effects of SFAS No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness;
(6)	advance payments by customers in the ordinary course of business for services or products to be provided or delivered in the future; or

(7)	deferred taxes.
          “Indenture” means this Indenture as amended or supplemented from time to time.
          “Initial Purchaser” means, Goldman, Sachs & Co.
          “Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.
          “insolvency or liquidation proceeding” means:
          (1) any case commenced by or against any Grantor under Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;
          (2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or
          (3) any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.
          “Interest Rate Agreement” means, with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
          “Inventory” has the meaning given under the Uniform Commercial Code.
          “Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of any advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such other Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:
(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company or securities (other than Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, Indebtedness or Disqualified Stock) that are convertible, exchangeable or exercisable solely for Common Stock of the Company.
          For purposes of Section 3.3,
(1)	“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.
          “Issue Date” means March 10, 2010.
          “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
          “Lien Sharing and Priority Confirmation” means, as to any future Series of Shared Lien Obligations, the written agreement of the holders of such Series of Shared Lien Obligations as set forth in this Indenture, credit agreement or other agreement governing such Series of Shared Lien Obligations, for the benefit of all current and future holders of Shared Lien Debt and each current and future Shared Lien Representative:

(1)	that all Shared Lien Obligations will be and are secured equally and ratably by all Shared Liens at any time granted by any Grantor to secure any Obligations in respect of such Series of Shared Lien Obligations and that all such Shared Liens will be enforceable by the Collateral Trustee for the benefit of all holders of Shared Lien Obligations;

(2)	that the holders of Obligations in respect of such Series of Shared Lien Obligations are bound by the provisions of the Collateral Trust Agreement, including the provisions relating to the ranking of Shared Liens and the order of application of proceeds from enforcement of Shared Liens; and

(3)	consenting to the terms of the Collateral Trust Agreement and the Collateral Trustee’s performance of, and directing the Collateral Trustee to perform its obligations under, the Collateral Trust Agreement and the other Security Documents.
          “Marketable Securities” means marketable securities (other than Capital Stock) as shown on the Company’s consolidated balance sheet prepared in accordance with GAAP.
          “Material Restricted Subsidiary” means any Domestic Subsidiary that would constitute a Significant Subsidiary, except that for purposes of this Indenture, the 10% threshold in Article 1, Rule 1-02 of Regulation S-X will be deemed to be 5%.
          “Material Subsidiary” means any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary.
          “Net Available Cash” means aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of an Asset Disposition (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:
(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.
          “Net Award” means any awards or proceeds in respect of any condemnation or other eminent domain proceeding relating to any Collateral deposited in a Collateral Account pursuant to the Security Documents.
          “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
          “Net Insurance Proceeds” means any awards or proceeds in respect of any casualty insurance or title insurance claim relating to any Collateral deposited in a Collateral Account pursuant to the Security Documents.
          “Newport Beach Property” means the real property owned by the Company located at 4311-4321 Jamboree Road, Newport Beach, California 92660, including all fixtures and improvements thereon.
          “Non-Recourse Debt” means Indebtedness of a Person:
(1)	as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.
          “Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.
          “Obligations” means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including all interest, fees and expenses accruing after the commencement of any insolvency or liquidation proceeding, even if such interest, fees and expenses are not enforceable, allowable or allowed as a claim in such proceeding) under any

Shared Lien Documents, Revolving Credit Debt documents or Qualified Receivables Transaction documents, as the case may be.
          “Offering Circular” means the final Offering Circular dated as of March 3, 2010 relating to the offering of the Notes.
          “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.
          “Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company. One of the officers executing an Officer’s Certificate in accordance with Section 3.18 shall be the chief executive, financial or operating officer of the Company.
          “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.
          “Participant” means, with respect to DTC (or any and all successors thereto acting as depositary hereunder), Euroclear or Clearstream, a Person who has an account with DTC, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).
          “Permitted Investment” means with respect to the Company or any Restricted Subsidiary:
(1)	Investments in the Company or a Restricted Subsidiary (other than a Receivables Entity);

(2)	cash, Cash Equivalents and Marketable Securities;

(3)	Investments in another Person if as a result of such Investment:
(i)	such other Person becomes a Restricted Subsidiary; or

(ii)	such other person is merged, consolidated or amalgamated with or into, or in one or a series of related transactions transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (other than a Receivables Entity);
provided, however, in either case, that such Person’s primary business is a Related Business;

(4)	Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 3.5;

(5)	Investments in existence on the Issue Date;

(6)	Investments to the extent made in exchange for the issuance of Capital Stock of the Company (other than Disqualified Stock);

(7)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were Incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes with Persons who are not Affiliates;

(8)	advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business;

(9)	Hedging Obligations Incurred in compliance with Section 3.2;

(10)	Investments acquired by the Company or any Restricted Subsidiary as a result of a foreclosure by the Company or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11)	Guarantees issued in accordance with Section 3.2;

(12)	loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $5.0 million with respect to all loans or advances at any time outstanding; provided, however, that the Company and its Subsidiaries will comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith relating to the provision of such loans and advances;

(13)	Investments in the Notes;

(14)	any Investment consisting of the contribution of intellectual property in the ordinary course of business;

(15)	Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (15), in an aggregate amount at the time of such Investment not to exceed $25.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(16)	Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the

Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(17)	receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(18)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; and

(19)	any Asset Swap made in accordance with Section 3.5.

“Permitted Liens” means, with respect to any Person:
(1)	Liens on ABL Collateral securing (a) Revolving Credit Debt and/or Indebtedness with respect to a Qualified Receivables Transaction that, in each case, was permitted to be Incurred pursuant to clause (1) of the definition of Permitted Debt, and (b) all related Obligations (including Hedging Obligations and Banking Obligations with respect thereto);

(2)	Shared Liens securing (a) Shared Lien Debt that was permitted to be Incurred pursuant to clause (1) or clauses (2)(i) or 2(ii) of the definition of Permitted Debt and (b) all other Shared Lien Obligations;

(3)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary (other than a Subsidiary Guarantor) owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(4)	Liens on property of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any of its Restricted Subsidiaries;

(5)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(6)	Liens arising in the ordinary course of business (a) to secure payments of workers’ compensation, unemployment insurance, pension or other social security or retirement benefits, or to secure the performance of bids, tenders, leases, progress payments, contracts (other than for the payment of money) or to secure public or statutory obligations of the Company or any Restricted Subsidiary, or to secure surety, judgment or appeal bonds, performance bonds, bids, trade contracts or other obligations of a like nature incurred in the ordinary course of business to which the Company or any Restricted Subsidiary is a party, (b) imposed by law dealing with materialmen’s, mechanics’, workmen’s, repairmen’s, warehousemen’s, landlords’, vendors’ or carriers’ liens created by law, or deposits or pledges that are not yet due or, if due, the validity of which is being contested in good faith by the Company or any Restricted Subsidiary by appropriate proceedings promptly instituted and diligently conducted and against which the Company has established appropriate reserves in accordance with GAAP and (c) similar Liens that are imposed by applicable law;

(7)	Liens arising out of conditional sale, retention, consignment or similar arrangements, incurred in the ordinary course of business, for the sale of goods;

(8)	Liens required by any contract or statute in order to permit the Company or a Restricted Subsidiary to perform any contract or subcontract made by, with or at the request of the United States or any state, or any department, agency, instrumentality or political subdivision of any of the foregoing or the District of Columbia;

(9)	Liens for taxes, assessments, fees or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(10)	judgment Liens not giving rise to an Event of Default;

(11)	Liens (other than Shared Liens) securing Refinancing Indebtedness permitted to be Incurred under this Indenture; provided that (a) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder and (b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(12)	Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such

Person in the ordinary course of its business, including Liens on cash or Cash Equivalents deposited in bank and similar accounts to secure such letters of credit, surety or performance bonds or bankers’ acceptances; provided, however, that if and to the extent such bond, letter of credit or bank guarantee is drawn upon, such drawing is reimbursed no later than the 30th Business Day following a demand for reimbursement following payment on the bond, letter of credit or bank guarantee;

(13)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:
(i)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(ii)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;
(14)	Liens upon specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15)	Liens, not in respect of Indebtedness, arising from Uniform Commercial Code financing statements for informational purposes with respect to operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and not otherwise prohibited by this Indenture;

(16)	Liens for the purpose of securing Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business; provided that:
(i)	the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(ii)	such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;
(17)	deposits made in the ordinary course of business to secure liability to insurance carriers other than in connection with financing premiums;

(18)	Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(19)	any interest or title of a lessor or lessee or sublessor or sublessee under any operating lease entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(20)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not secure any Indebtedness and which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(22)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(23)	Liens on property of the Company or any Restricted Subsidiary that are the subject of a Sale/Leaseback Transaction securing Attributable Indebtedness Incurred in connection with such Sale/Leaseback Transaction; provided that the Net Available Cash from such Sale/ Leaseback Transaction is applied in accordance with Section 3.5; and

(24)	Liens created on assets (other than Collateral or ABL Collateral) in substitution of or as replacements for any Liens permitted pursuant to this definition; provided, however that, based on a good faith determination of an Officer of the Company, the fair market value of the assets encumbered under any such substitute or replacement Lien is not greater than the fair market value of the assets encumbered by the otherwise Permitted Lien which is being replaced.
          “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.
          “Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

          “Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.
          “QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.
          “Qualified Receivables Transaction” means (1) any transaction relating to the Loan and Security Agreement, dated as of December 22, 2009, between Conexant CF and Silicon Valley Bank, as in effect from time to time and as may be modified, amended or extended, in each case to the extent permitted by this Indenture, and (2) any other transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred (as determined by an Officer’s Certificate at the time the applicable facility providing for Qualified Receivables Transactions is established), or in respect of which security interests are customarily granted (as determined by an Officer’s Certificate at the time the applicable facility providing for Qualified Receivables Transactions is established), in connection with an asset securitization involving Receivables; provided, that any such transaction is without recourse to the Company or to any other Restricted Subsidiary of the Company or their assets (other than the applicable Receivables Entity and its assets and, as to the Company or any Restricted Subsidiary of the Company, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions) and is not guaranteed by any such Person.
          “Qualified Related Receivable Rights ” means, with respect to a Receivable, whether now existing or hereafter acquired or arising, those property and related rights that are customarily sold, conveyed or otherwise transferred (as determined by an Officer’s Certificate at the time the applicable facility providing for Qualified Receivable Transaction is established) to a Receivables Entity in connection with an asset securitization involving Receivables including, without limitation, (a) the goods represented by such Receivable and all goods returned by or reclaimed, repossessed or recovered from the debtor of such Receivable, (b) all books and records relating such Receivable, (c) rights in and to any contract or agreement which gives rise to such Receivable, (d) all accounts, instruments, general intangibles, documents, chattel paper and letter of credit rights related to such Receivable, (e) all of the collections or payments received and all rights to receive payment and collections on such Receivable, (f) any rights of stoppage in transit, replevin, and reclamation relating to such goods or Receivable, (g) rights in and to all security for such goods or the payment of such Receivable and guaranties thereof, (h)

any collections or casualty insurance proceeds or proceeds from any receivables or other insurance collected or paid on account of such Receivable or any of the foregoing, and (g) any rights against third parties with respect thereto.
          “Receivable” means a right to receive payment arising from a sale or lease of goods (other than in respect of goods constituting Collateral which are not Inventory) or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for such goods or services under terms that permit the purchase of such goods and services on credit and will include, in any event, any items of property received in respect of the sale or lease of such goods or services that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York.
          “Receivables Entity” means (a) Conexant CF and (b) any other Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which, in the case of any Person other than Conexant CF, is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:
(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:
(i)	is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(ii)	is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(iii)	subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;
(2)	with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
          “Receivables Fees” means any fees, commissions, yields or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.
          “Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
          “Records” has the meaning assigned thereto in the Uniform Commercial Code as in effect in the State of New York.
          “Recovery Event” means any event, occurrence, claim or proceeding that results in any Net Award or Net Insurance Proceeds being deposited into a Collateral Account pursuant to the Security Documents.
          “Redemption Date” means, with respect to any redemption of Notes, the date of redemption with respect thereto.
          “Refinancing Indebtedness” means Indebtedness (other than Shared Lien Debt) that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” will each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:
(1)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith);

(4)	if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5)	if the Indebtedness being refinanced is secured, the Lien securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured is no less favorable to the Holders and is no more favorable to the lienholder with respect to such Lien than the Lien in respect of the Indebtedness being refinanced.
          “Regulation S” means Regulation S under the Securities Act.
          “Related Business” means any business which is the same as or related, ancillary or complementary to, or a reasonable extension of, any of the businesses of the Company and its Restricted Subsidiaries on the Issue Date, including the development of any of its assets.
          “Related Business Assets” means assets used or useful in a Related Business.
          “Related Inventory Rights” means, with respect to any Inventory, any “supporting obligations” (as defined in the Uniform Commercial as in effect in the State of New York) related thereto, any documents of title for such Inventory, all Records in respect thereof, any commercial tort claims or other claims and causes of action to the extent related primarily to such Inventory and any substitutions, replacements, accessions, products and proceeds thereof, provided in no event shall Related Inventory Rights include intellectual property of the Grantors (for absence of doubt, this proviso shall not prevent the grant of a non-exclusive license in intellectual property of the Grantors).
          “Related Receivable Rights” means, with respect to any Receivable, any “supporting obligations” (as defined in the Uniform Commercial Code as in effect in the State of New York) related thereto, all Records in respect thereof, any commercial tort claims or other claims and causes of action to the extent related primarily to such Receivable and any substitutions, replacements, accessions, products and proceeds thereof.
          “Restoration” has the meaning ascribed to it in the applicable Security Document.
          “Restricted Investment” means any Investment other than a Permitted Investment.

          “Restricted Period”, with respect to any Regulation S Notes, means the period of 40 consecutive days beginning on and including the later of (A) the day on which the Notes are first offered to Persons other than distributors (as defined in Regulation S), notice of which day shall be promptly given by the Company to the Trustee, and (B) the issue date with respect to such Notes.
          “Restricted Notes” means Notes bearing the Restricted Notes Legend.
          “Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1).
          “Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
          “Revolving Credit Debt” means revolving credit Indebtedness Incurred pursuant to clause (1) of the definition of Permitted Debt that is secured, in whole or in part, by ABL Collateral, and that is designated as “Revolving Credit Debt” in an Officers’ Certificate delivered to the Trustee and the Collateral Trustee (provided, that no Shared Lien Debt may be designated as “Revolving Credit Debt”).
          “Rule 144A” means Rule 144A under the Securities Act.
          “Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any properties or assets of the Company and/or such Restricted Subsidiary (except for leases between the Company and any Restricted Subsidiary, or between Restricted Subsidiaries), which properties or assets have been or are to be sold or transferred by the Company or such Restricted Subsidiary to such Person and as to which the Company or such Restricted Subsidiary takes back a lease of such properties or assets.
          “SEC” means the United States Securities and Exchange Commission.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Securities Custodian” means the Custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.
          “Securities Register” means the register of Notes, maintained by the Registrar, pursuant to Section 2.3.
          “Security Documents” means the Collateral Trust Agreement, each Lien Sharing and Priority Confirmation and all security agreements, intercreditor agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Grantor creating (or purporting to create) a Lien on Collateral in favor of the Collateral Trustee, for the benefit of the holders of Shared Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with Article IX.

          “Series of Shared Lien Obligations” means, severally, the Notes, and any Additional Notes (other than Additional Notes with the same CUSIP number as the Notes) or other Indebtedness (including Hedging Obligations) under any other indenture or agreement for which a separate transfer register is maintained or that otherwise constitutes a distinct class or series of Shared Lien Obligations.
          “Shared Lien” means a Lien granted by a Security Document to the Collateral Trustee, at any time, upon any property of any Grantor to secure Shared Lien Obligations.
          “Shared Lien Debt” means:
          (1) the Initial Notes; and
          (2) additional notes issued under any indenture (including any Additional Notes) or other Indebtedness (including, without duplication, letters of credit and reimbursement obligations with respect thereto but excluding Hedging Obligations) of any Grantor that is secured equally and ratably with the Notes in accordance with the terms of the Collateral Trust Agreement by a Lien that is permitted to be Incurred and so secured under each applicable Shared Lien Document; provided that, in the case of any Indebtedness referred to in this clause (2) (other than Additional Notes), that:
          (a) on or before the date on which such Indebtedness is Incurred by the Company, such Indebtedness is designated by the Company or any other Grantor, in an Officers’ Certificate delivered to each Shared Lien Representative and the Collateral Trustee, as “Shared Lien Debt” for the purposes of the Shared Lien Documents (provided that no Indebtedness may be designated as both “Shared Lien Debt” and “Revolving Credit Debt”);
          (b) the Shared Lien Representative for such Indebtedness executes a joinder in the form required under the Collateral Trust Agreement and such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and
          (c) all requirements set forth in the Collateral Trust Agreement as to the confirmation, grant or perfection of the Collateral Trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Collateral Trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Shared Lien Debt”).
          For the avoidance of doubt, Banking Product Obligations and Hedging Obligations do not constitute Shared Lien Debt, but may constitute Shared Lien Obligations.
          “Shared Lien Documents” means, collectively, this Indenture and any additional indenture, credit agreement or other agreement governing each Series of Shared Lien Obligations and the Security Documents.
          “Shared Lien Obligations” means (1) Shared Lien Debt and all other Obligations in respect thereof, (2) Hedging Obligations that are secured, or intended to be secured, under the Security Documents if (a) the provider of such Hedging Obligations has agreed to be bound by the terms of the Collateral Trust Agreement as a holder of Shared Lien Obligations in accordance with the terms of the Collateral Trust Agreement, or (b) if such provider’s interest in the Collateral is subject to the terms of the Collateral Trust Agreement as a holder of Shared Lien Obligations under the terms of a Shared Lien Document with respect to Shared Lien Debt, pursuant to which such provider is represented by the Shared Lien Representative for such Shared Lien Debt, (3) Banking Product Obligations Incurred in the ordinary course of business that are secured, or intended to be secured, under the Security Documents if (a) the Holder of such Banking Product Obligations has agreed to be bound by the terms of the Collateral Trust Agreement as a holder of Shared Lien Obligations in accordance with the terms of the Collateral Trust Agreement, or (b) if such holder’s interest in the Collateral is subject to the terms of the Collateral Trust Agreement as a holder of Shared Lien Obligations under the terms of a Shared Lien Document with respect to Shared Lien Debt, pursuant to which such holder is represented by the Shared Lien Representative for such Shared Lien Debt and (4) each Guarantee by any Grantor of the Obligations described in clauses (1), (2) or (3) of this definition that is secured equally and ratably with the Notes by a Shared Lien that is permitted to be Incurred and so secured under each applicable Shared Lien Document.
          “Shared Lien Refinancing Debt” means Shared Lien Debt that is incurred:
          (1) to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) the Notes or other Indebtedness incurred pursuant to clause (2)(i) of the definition of Permitted Debt; and
          (2) in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Notes or other Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith).
          “Shared Lien Representative” means (1) the Trustee, in the case of the Notes, or (2) in the case of any other Series of Shared Lien Obligations, the trustee, agent, dealer, provider or other representative of the holders of such Series of Shared Lien Obligations who maintains the transfer register, if any, for such Series of Shared Lien Obligations and serves as a representative of the applicable Series of Shared Lien Obligations (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement, Hedge Agreement or other agreement governing such Series of Shared Lien Obligations, together with its successors in such capacity.
          “Significant Subsidiary” means any Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
          “Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in Qualified Receivables Transactions.

          “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but will not include any date on which the payment of principal of such security is due and payable as a result of any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
          “Subsidiary” of any Person at any date means:
(1)	any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which ownership interests representing more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustee of the corporation, association or other business entity is at the time owned by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.
          “Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.
          “Subsidiary Guarantor” means each of Conexant, Inc., Brooktree Broadband Holding, Inc. and Conexant Systems Worldwide, Inc. and any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns; provided that upon release or discharge of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with this Indenture, such Subsidiary shall cease to be a Subsidiary Guarantor.
          “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2013; provided, however, that if the period from the redemption date to March 15, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

          “Trust Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.
          “Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means, the successor.
          “Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York.
          “Unrestricted Subsidiary” means:
(1)	any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.
          The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:
(1)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)	all of the Indebtedness of such Subsidiary and its Subsidiaries will, at the date of designation, and at all times thereafter, consist of Non-Recourse Debt;

(3)	such designation and the Investment of the Company in such Subsidiary complies with Section 3.3;

(4)	such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:
(i)	to subscribe for additional Capital Stock of such Person; or

(ii)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;
(6)	on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company; and

(7)	such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.
          Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred as of such date.
          The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a) on a pro forma basis taking into account such designation.
          “Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding that is entitled to vote in the election of directors, managers or trustees, as applicable.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal (or redemption payments), including payment at final maturity (or mandatory redemption), in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount or liquidation preference of such Indebtedness.
          “Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.
          SECTION 1.2. Other Definitions.

Term	Defined in Section
“Additional Restricted Notes”	2.1(b)
“Affiliate Transaction”	3.8(a)
“Agent”	3.14
“Agent Members”	2.1(e)(iii)
“Asset Disposition Offer”	3.5(c)

Term	Defined in Section
“Asset Disposition Offer Amount”	3.5(e)
“Asset Disposition Offer Period”	3.5(e)
“Asset Disposition Purchase Date”	3.5(e)
“Authenticating Agent”	2.2
“Change of Control Offer”	3.11(b)
“Change of Control Payment”	3.11(a)
“Change of Control Payment Date”	3.11(b)(ii)
“Collateral Disposition Offer”	3.5(a)
“Company Order”	2.2
“Covenant Defeasance”	8.1(b)(ii)
“Defaulted Interest”	2.13
“Early Asset Disposition Offer”	3.5(d)
“Early Collateral Disposition Offer”	3.5(b)
“Early Disposition Offer”	3.5(d)
“Event of Default”	6.1
“Excess Collateral Proceeds”	3.5(a)
“Excess Proceeds”	3.5(c)
“Global Notes”	2.1(b)
“Guarantor Obligations”	10.1
“Institutional Accredited Investor Global Note”	2.1(b)
“Institutional Accredited Investor Notes”	2.1(b)
“Legal Defeasance”	8.1(b)(i)
“Legal Holiday”	12.8
“original issue discount”	2.1(g)
“payment default”	6.1(v)(A)
“Paying Agent”	2.3
“Permitted Debt”	3.2(b)
“protected purchaser”	2.9
“Registrar”	2.3
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(b)
“Resale Restriction Termination Date”	2.6(a)
“Restricted Payment”	3.3(a)(iv)
“Restricted Notes”	2.1(a)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(b)
“Special Interest Payment Date”	2.13(a)
“Special Record Date”	2.13(a)
“Successor Company”	4.1(a)(i)
          SECTION 1.3. [Reserved].
          SECTION 1.4. Rules of Construction. Unless the context otherwise requires:
          (1) a term has the meaning assigned to it;

          (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
          (3) “including” means including without limitation;
          (4) words in the singular include the plural and words in the plural include the singular;
          (5) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP;
          (6) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater;
          (7) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America; and
          (8) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.
ARTICLE II
THE SECURITIES
          SECTION 2.1. Form, Dating and Terms.
          (a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $175,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes. Furthermore, Notes may be authenticated and delivered upon registration or transfer, or in lieu of, other Notes pursuant to Section 2.6, 2.9, 2.11, 5.8 or 9.5 or in connection with a Change of Control Offer pursuant to Section 3.11 or an Asset Disposition Offer under Section 3.5.
               The Initial Notes shall be known and designated as “11.25% Senior Secured Notes due 2015” of the Company. Additional Notes, if any, shall also be known and designated as “11.25% Senior Secured Notes due 2015” of the Company.
               With respect to any Additional Notes, the Company shall set forth in (a) a Board Resolution of the Company and (b) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:
          (1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture which may be in an unlimited aggregate principal amount;

               (2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and
               (3) whether such Additional Notes shall be Restricted Notes.
               The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes and the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
               If any of the terms of any Additional Notes are established by action taken pursuant to a Board Resolution of the Company, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee upon request by the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.
          (b) The Initial Notes are being offered and sold by the Company pursuant to a Purchase Agreement, dated March 3, 2010, among the Company and the Initial Purchaser. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedures described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.
               Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note, without interest coupons, substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth under Section 2.1(d) (the “Rule 144A Global Note”), deposited with the Trustee, as Securities Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the Rule 144A Global Note and on the records of the Trustee, as Securities Custodian or its nominee, as hereinafter provided.
               Initial Notes and Additional Notes offered and sold outside the United States of America (the "Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth under Section 2.1(d) and issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation

S (the “Regulation S Global Note”). The Regulation S Global Note will be deposited upon issuance with the Trustee, as Custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. During the Restricted Period, interests in the Regulation S Global Note may be transferred to Non-U.S. Persons pursuant to Regulation S or to QIBs and IAIs in accordance with this Indenture. The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the Regulation S Global Note and on the records of the Trustee, as Securities Custodian or its nominee, as hereinafter provided.
               Initial Notes and Additional Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth under Section 2.1(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as Custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the Institutional Accredited Investor Note and on the records of the Trustee, as Securities Custodian or its nominee, as hereinafter provided.
               The Regulation S Notes will be issued in the form of a permanent global Note, without interest coupons, substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided, including the appropriate legend set forth under Section 2.1(d). The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”
               The principal of (and premium, if any) and interest on the Notes shall be payable as follows: (i) if the Holder has given wire instructions to the Company, the Company will make payments on such Holder’s Notes in accordance with those instructions and (ii) all other payments on the Notes will be made at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, State of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3, unless the Company elects to make interest payments by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Securities Register. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Securities represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
               The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and under Section 2.1(d). The Company and the Trustee shall approve the forms of the Notes and any notation, endorsement or legend on them. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company and the Trustee by their execution and delivery of this Indenture, expressly agree to be bound by such terms.
          (c) Denominations. The Notes shall be issuable only in fully registered form, without interest coupons, and only in denominations of $1,000 and an integral multiple thereof.
          (d) Restrictive Legends.
     (1) Unless and until sold under an effective registration statement or earlier removed in accordance with Section 2.6(c), the Notes (including both Global Notes and Definitive Notes) shall bear the following legend on the face thereof:
THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.
(2) [Reserved].
(3) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK

CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
          (e) Book-Entry Provisions.
     (i) This Section 2.1(e) shall apply only to Global Notes deposited with the Trustee, as Custodian for DTC.
     (ii) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as Securities Custodian and (z) bear legends as set forth under Section 2.1(d).
     (iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as Securities Custodian or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.
     (iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to subsection (f) of this Section 2.1 to beneficial owners who are required to hold Definitive Notes, the Securities Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

     (v) In connection with the transfer of an entire Global Note to beneficial owners pursuant to subsection (f) of this Section 2.1, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
     (vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
     (vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
          (f) Definitive Notes.
     (i) Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company at any time that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or (B) the Company in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in clause (A), (B) or (C) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.
     (ii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(e)(iv) or (v) shall, except as otherwise provided by Section 2.6(c), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth under Section 2.1(d).
     (i) In connection with the exchange of a portion of a Definitive Note for a beneficial interest in a Global Note, the Trustee shall cancel such Definitive Note, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.
          (g) OID Legend. Each Note issued with “original issue discount” as defined in Section 1273 of the Code, whether a Global Note or Definitive Note, shall bear the following legend on the face thereof:
THIS SECURITY WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” AS DEFINED IN SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY BY CONTACTING THE CHIEF FINANCIAL OFFICER OF CONEXANT SYSTEMS, INC. AT 4000 MACARTHUR BOULEVARD, WEST TOWER, NEWPORT BEACH, CALIFORNIA 92660, OR AT (949) 483-4600.
          SECTION 2.2. Execution and Authentication. One Officer shall sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.
               A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.
               At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $175,000,000 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount (subject to Section 3.2 and Section 3.6), in each case upon a written order of the Company signed by the officer of the Company (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.
               The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
               In case the Company, pursuant to Article IV, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
          SECTION 2.3. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the "Registrar”) and an office or agency where Notes may be presented for payment (the "Paying Agent”). The Company shall cause each of the Registrar and the Paying Agent to maintain an office or agency in New York, New York. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrar.
               The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. Any of the Company’s Restricted Subsidiaries organized in the United States may act as Paying Agent, Registrar or transfer agent.
               The Trustee will initially act as Registrar and Paying Agent for the Notes. The Company may remove any Registrar or Paying Agent without notice to any Holder upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.
          SECTION 2.4. Paying Agent to Hold Money in Trust. By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, if any, or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, of or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes) and shall notify the Trustee in writing of any default by the Company or any Subsidiary Guarantor in making any such payment. If any Subsidiary Guarantor of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than a Subsidiary Guarantor of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.
          SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Subsidiary Guarantors, if any, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.
          SECTION 2.6. Transfer and Exchange.
          (a) The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):
     (i) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;
     (ii) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Section 2.7 from the proposed transferee and, if requested by the Company or the Trustee, the receipt by the

     Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and
     (iii) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Section 2.8 from the proposed transferor and, if requested by the Company or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.
               After the Resale Restriction Termination Date, interests in a Rule 144A Note or an Institutional Accredited Investor Note may be transferred in accordance with applicable law without requiring the certifications set forth under Section 2.7 or Section 2.8 or any additional certification.
          (b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:
     (i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;
     (ii) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Section 2.7 from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and
     (iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Section 2.8 hereof from the proposed transferor and, if requested by the Company or the Trustee, receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them.
               After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certifications set forth under Section 2.7 or Section 2.8 or any additional certification.
               The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.
          (c) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act and, with respect to transfers of beneficial interests in Global Notes bearing a Restricted Notes Legend, such transfers are otherwise made in accordance the Applicable Procedures. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
          (d) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
          (e) Obligations with Respect to Transfers and Exchanges of Notes.
     (i) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute, and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.
     (ii) The Holder will be required to pay any transfer tax, assessment or similar governmental charges due in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange pursuant to Section 9.5).
     (iii) The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing. The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note selected for redemption.
     (iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes whatsoever, including the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
     (v) All Notes issued upon any DTC registration of transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such DTC registration of transfer or exchange.

          (f) No Obligation of the Trustee.
     (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
     (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
          SECTION 2.7. Form of Certificate to be Delivered in Connection with Transfers to IAIs.
[Date]
The Bank of New York Mellon Trust Company, N.A.
227 West Monroe, Suite 2600
Chicago, Illinois 60606
Attention: Corporate Trust Administration

Re:	Conexant Systems, Inc.
11.25% Senior Secured Notes due 2015
Ladies and Gentlemen:
               This certificate is delivered to request a transfer of $                     principal amount of the 11.25% Senior Secured Notes due 2015 (the “Notes”) of Conexant Systems, Inc. (the “Company”).
               Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

               The undersigned represents and warrants to you that:
               1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
               2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A under the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the

Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.
     The Trustee and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.
TRANSFEREE:
BY:
cc: Conexant Systems, Inc.
          SECTION 2.8. Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.
[Date]
The Bank of New York Trust Company, N.A.
227 West Monroe, Suite 2600
Chicago, Illinois 60606
Attention: Corporate Trust Administration

Re:	Conexant Systems, Inc.
11.25% Senior Secured Notes due 2015
Ladies and Gentlemen:
               In connection with our proposed sale of $                     aggregate principal amount of the 11.25% Senior Secured Notes due 2015 (the “Notes”) of Conexant Systems, Inc. (the “Company”), we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
               (a) the offer of the Notes was not made to a person in the United States;
     (b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

     (c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and
     (d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
               In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2) or Rule 904(b)(1), as the case may be.
               The Bank of New York Trust Company, N.A., as Trustee, and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
               Very truly yours,
               [Name of Transferor]

By:

Authorized Signature
cc: Conexant Systems, Inc.
          SECTION 2.9. Mutilated, Destroyed, Lost or Stolen Notes. If a mutilated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Subsidiary Guarantor or the Trustee that such Note has been acquired by a bona fide purchaser, the Company shall execute and, upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

          In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.
          Upon the issuance of any new Note under this Section, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.
          Every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Subsidiary Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.
          The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
          SECTION 2.10. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event either of the Company or an Affiliate of the Company holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 12.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.
          If a Note is replaced pursuant to Section 2.9 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding and interest on it ceases to accrue unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.9.
          Notes, or portions thereof, for whose payment, redemption or purchase (including pursuant to a Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Change of Control Offer, but not including pursuant to Section 8.2(b) hereof) money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as Paying Agent) for the Holders of such Notes cease to be outstanding at the time such Notes are accepted for payment in accordance with the provisions of this Indenture.

          If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
          SECTION 2.11. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.
          SECTION 2.12. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures and shall deliver canceled Notes to the Company pursuant to written direction by an Officer of the Company. If the Company or any Subsidiary Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.12. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.
          At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Securities Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Securities Custodian, to reflect such reduction.

          SECTION 2.13. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.
          Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate specified therefor in the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:
     (a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for under Section 12.2 not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).
     (b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

          Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.
          SECTION 2.14. Computation of Interest. Interest on the Notes will be computed on the basis of the actual number of days in an interest period and a 360-day year, as provided in Section 1 of the Notes.
          SECTION 2.15. CUSIP, Common Code and ISIN Numbers. The Company in issuing the Notes may use “CUSIP,” “Common Code” or “ISIN” numbers and, if so, the Trustee shall use “CUSIP,” “Common Code” or “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code or ISIN number. The Company shall promptly notify the Trustee in writing of any change in any CUSIP, Common Code or ISIN number.
ARTICLE III
COVENANTS
          SECTION 3.1. Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture immediately available funds sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.
          The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.
          The Company and any Subsidiary Guarantors will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Subsidiary Guarantees (if any), this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes or any Subsidiary Guarantees, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of the United States, the jurisdiction of incorporation of any successor of the Company or any Subsidiary Guarantor or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes, the Subsidiary Guarantees or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes. The Company or the Subsidiary Guarantors, if any, will agree to indemnify the Holders for any such taxes paid by such Holders.

          Notwithstanding anything to the contrary contained in this Indenture, the Company or any Subsidiary Guarantor may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal, premium or interest payments hereunder.
          SECTION 3.2. Limitation on Indebtedness.
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if on the date thereof and after giving effect to such Incurrence and the application of proceeds therefrom on a pro forma basis:
     (i) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would not exceed 4.00 to 1.00; and
     (ii) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or applying the proceeds therefrom.
          (b) Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness (collectively, “Permitted Debt”):
     (i) the Incurrence of Shared Lien Debt, Revolving Credit Debt and/or Indebtedness with respect to a Qualified Receivables Transaction in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder and Indebtedness with respect to a Qualified Receivables Transaction being deemed to have a principal amount equal to the Receivables Transaction Amount), not to exceed the greater of (x) $30.0 million or (y) 50% of Consolidated EBITDA as of the date of such Incurrence;
     (ii) Indebtedness represented by (A) the Notes issued on the Issue Date and the Subsidiary Guarantees in respect thereof, (B) Shared Lien Refinancing Debt and the guarantees in respect thereof and (C) Existing Indebtedness;
     (iii) the Incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments, in each case Incurred to finance all or any part of the purchase price or cost of construction or improvement of assets or property (other than Capital Stock or other Investments) acquired, constructed or improved in the ordinary course of business of the Company or such Restricted Subsidiary, and Attributable Indebtedness, in an aggregate principal amount, including all Refinancing Indebtedness Incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (iii), not to exceed $15.0 million at any time outstanding;
     (iv) Indebtedness of the Company owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary

owing to and held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,
          (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;
          (B) if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and
          (C) (1) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity); and
               (2) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary (other than a Receivables Entity)
will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (iv);
     (v) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred in accordance with this Indenture; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodities;
     (vi) Guarantees by (A) the Company or Subsidiary Guarantors of Indebtedness Incurred by the Company or a Subsidiary Guarantor in accordance with the provisions of this Indenture and (B) Restricted Subsidiaries that are not Subsidiary Guarantors of Indebtedness Incurred by other Restricted Subsidiaries that are not Subsidiary Guarantors in accordance with the provisions of this Indenture; provided that, if the Indebtedness being Guaranteed is subordinated to the Notes or the Subsidiary Guarantee, then the Guarantee must be subordinated to the same extent as the Indebtedness being Guaranteed;
     (vii) Indebtedness Incurred in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance obligations and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;
     (viii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;
     (ix) Indebtedness of the Company or any Restricted Subsidiary represented by letters of credit or bank guarantees entered into in the ordinary course of business to the extent that such letters of credit or bank guarantees are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th Business Day following a demand for reimbursement following payment on the letter of credit or bank guarantee; provided that such letter of credit or bank guarantee must comply with Section 3.2(a) if it is issued in support of other Indebtedness;
     (x) Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction permitted pursuant to Section 3.7;
     (xi) Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (B) otherwise in connection with, or in contemplation of, such acquisition); provided, that after giving pro forma effect to such acquisition or merger and the Incurrence of such Indebtedness pursuant to this clause (xi):
          (A) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 3.2(a); or
          (B) the Consolidated Leverage Ratio of the Company and the Restricted Subsidiaries would be less than the Consolidated Leverage Ratio immediately prior to such acquisition or merger;
     (xii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;
     (xiii) Indebtedness of the Company or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
     (xiv) any Refinancing Indebtedness Incurred in respect of Indebtedness described in clause (ii), (xi) or this clause (xiv) of this Section 3.2(b) or incurred pursuant to Section 3.2(a); provided, however, that no Refinancing Indebtedness may be Incurred with respect to the Convertible Notes pursuant to this clause (xiv); and

     (xv) Indebtedness of the Company or a Restricted Subsidiary to the extent the net proceeds thereof are (A) promptly deposited to defease all outstanding Notes pursuant to Section 8.1, (B) used by the Company to repurchase Notes following a Change of Control pursuant to Section 3.11 or (C) used to discharge this Indenture.
          (c) Notwithstanding anything herein to the contrary, the Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Permitted Debt) that is unsecured or that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary, unless such Indebtedness has both a final maturity date and a Weighted Average Life to Maturity later than the six-month anniversary of the maturity date of the Notes. In addition, the Company will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Subsidiary Guarantees on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.
          (d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:
     (i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and (b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later classify such item of Indebtedness in any manner that complies with this Section 3.2 and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that all Revolving Credit Debt and all Indebtedness incurred at any time with respect to a Qualified Receivables Transaction will be deemed to be incurred under clause (i) of the definition of Permitted Debt and may not later be reclassified and the Notes issued on the Issue Date will be deemed to be incurred under clause (ii)(A) of the definition of Permitted Debt and may not later be reclassified;
     (ii) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness will not be included;
     (iii) the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;
     (iv) Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness; and
     (v) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
          (e) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2. The amount of any Indebtedness outstanding as of any date will be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
          (f) The Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company will be in Default of this Section 3.2).
          For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this Section 3.2 will not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
          SECTION 3.3. Limitation on Restricted Payments.
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

     (i) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:
               (A) dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and
               (B) dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);
          (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));
          (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee (excluding intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest, principal or premium at the Stated Maturity thereof; or
          (iv) make any Restricted Investment in any Person; (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iv) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
               (A) a Default has occurred and is continuing (or would result therefrom);
               (B) the Company is not able to Incur $1.00 of additional Indebtedness pursuant to Section 3.2(a) after giving effect, on a pro forma basis, to such Restricted Payment; or
               (C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (ii), (iii), (iv), (v), (vii), (viii), (ix) and (x) of Section 3.3(b)) would exceed the sum of:
               (1) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus
               (2) 100% of the aggregate Net Cash Proceeds received by the Company subsequent to January 1, 2011, from the issue or sale of its Capital Stock (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that, in each case, have been converted into or exchanged for Capital Stock that is not Disqualified Stock (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock, Disqualified Stock or convertible or exchangeable debt securities to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) excluding in any event Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock, Disqualified Stock or convertible or exchangeable debt securities or capital contributions to the extent applied to redeem Notes pursuant to the second paragraph of Section 5 of the Notes; plus
               (3) the amount by which Indebtedness of the Company or its Restricted Subsidiaries (other than the Convertible Notes) is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); plus
               (4) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:
               (I) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or
               (II) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (4) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (4) to the extent it is already included in Consolidated Net Income.
(b) The provisions of Section 3.3(a) will not prohibit:
     (i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or irrevocable redemption notice, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;
     (ii) the making of any Restricted Payment after January 1, 2011, in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or from a substantially concurrent contribution to the common equity capital of the Company; provided, however, that the Net Cash Proceeds from such sale or contribution will be excluded from Section 3.3(a)(C)(2);
     (iii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee made in exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee that is permitted to be Incurred pursuant to Section 3.2 and that constitutes Refinancing Indebtedness;
     (iv) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2 and that, in each case, constitutes Refinancing Indebtedness;
     (v) the payment of any dividend by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;
     (vi) so long as no Default or Event of Default has occurred and is continuing,
     (A) the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any existing or former employees or directors of the Company or any

Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate employees or directors; provided that such Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, were received for services related to, or for the benefit of, the Company and its Restricted Subsidiaries; and provided further that such redemptions or repurchases pursuant to this clause (A) will not exceed $5.0 million in the aggregate during any twelve-month period, plus the amount of any capital contributions to the Company as a result of sales of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company or any direct or indirect parent of the Company to such persons (provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from Section 3.3(a)(C)(2) of the preceding paragraph); and
     (B) loans or advances to employees, officers or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $5.0 million with respect to all loans or advances made since the Issue Date (without giving effect to the forgiveness of any such loan); provided, however, that the Company and its Subsidiaries will comply in all material respects with the provisions of the Sarbanes Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith relating to the provisions of any such loans and advances;
     (vii) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;
     (viii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee (a) at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control in accordance with provisions similar to Section 3.11 or (b) at a purchase price not greater than 100% of the principal amount thereof in the event of an Asset Disposition (other than an Asset Disposition of Collateral) in accordance with provisions similar to Section 3.5, but only if the Company has first made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.11 and Section 3.5, as applicable, and has completed the repurchase or redemption of all Notes properly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer (for absence of doubt, clause (viii)(b) shall not permit the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee with the proceeds from an Asset Disposition of Collateral);

     (ix) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with Section 3.2.
     (x) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of the Convertible Notes; and
     (xi) so long as no Default or Event of Default has occurred and is continuing, Restricted Payments in an aggregate amount not to exceed $15.0 million.
          (c) The amount of all Restricted Payments (other than cash) will be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment will be its face amount and any non-cash Restricted Payment will be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $20.0 million. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 3.3 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.
          SECTION 3.4. Limitation on Restrictions on Distributions from Restricted Subsidiaries.
          (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
     (i) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest in or participation in, or measured by, its profits or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock will not be deemed a restriction on the ability to make distributions on Capital Stock);
     (ii) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances); or

     (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers will not include any type of transfer described in clause (i) or (ii) above).
(b) Section 3.4(a) will not prohibit:
     (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date and identified on Schedule 3.4 hereto, including, without limitation, this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents in effect on such date;
     (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction will not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to this Indenture;
     (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 3.4(b) or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of Section 3.4(b) or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are not more restrictive in any material respect, taken as a whole, to the Holders than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of Section 3.4(b) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;
     (iv) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;
     (v) in the case of clause (iii) of Section 3.4(a), any encumbrance or restriction:
               (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;
               (B) contained in mortgages, pledges or other security agreements permitted under this Indenture securing Indebtedness of the Company or a Restricted

Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or
               (C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;
          (vi) (a) purchase money obligations for property acquired in the ordinary course of business and (b) Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (iii) of Section 3.4(a) on the property so acquired;
          (vii) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;
          (viii) encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Subsidiary Guarantors in accordance with Section 3.2, which encumbrances or restrictions are not more restrictive, taken as a whole, than those applicable to the Company and its Restricted Subsidiaries in this Indenture;
          (ix) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that in the good faith determination of the Board of Directors are necessary to effect such Qualified Receivables Transaction;
          (x) customary provisions limiting or prohibiting the encumbrance, disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale/leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation or prohibition is applicable only to the assets that are the subject of such agreements; and
          (xi) restrictions on cash or other deposits or net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business.
SECTION 3.5. Limitation on Sales of Assets and Subsidiary Stock.
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition of Collateral unless:
          (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the Collateral subject to such Asset Disposition;
     (ii) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and 100% of the Net Available Cash therefrom is deposited directly by the Company into the Collateral Account; and
     (iii) the remaining consideration from such Asset Disposition that is not in the form of cash or Cash Equivalents is thereupon with its acquisition pledged as Collateral.
          Any Net Available Cash deposited into a Collateral Account from any Asset Dispositions of Collateral, Recovery Events (as described below) or Asset Swaps involving the transfer of Collateral (as described below) may be withdrawn by the Company to be invested by the Company in Additional Assets within 360 days of the date of such Asset Disposition, Recovery Event or Asset Swap, which Additional Assets are thereupon with their acquisition added to the Collateral.
          All of the Net Available Cash received by the Company or such Restricted Subsidiary, as the case may be, from any Recovery Event shall be deposited directly into a Collateral Account and may be withdrawn by the Company or such Restricted Subsidiary to be invested in Additional Assets (which may include performance of a Restoration of the affected Collateral) in accordance with the preceding paragraph within 360 days of the date of such Recovery Event.
          Any Net Available Cash from Asset Dispositions of Collateral, Asset Swaps involving the transfer of Collateral or Recovery Events that are not applied or invested as provided in this Section 3.5(a) or in accordance with the Security Documents will be deemed to constitute “Excess Collateral Proceeds.” On the 361st day after an Asset Disposition, Asset Swap or Recovery Event pursuant to this Section 3.5(a), if the aggregate amount of Excess Collateral Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Collateral Disposition Offer”) to all holders of Notes and, to the extent required by the terms of other Shared Lien Debt, to all holders of other Shared Lien Debt outstanding with similar provisions requiring the Company to make an offer to purchase such Shared Lien Debt with the proceeds from any such Asset Disposition, to purchase the maximum principal amount of Notes and any such Shared Lien Debt to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other Shared Lien Debt, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Shared Lien Documents in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and other Shared Lien Debt, if applicable, validly tendered and not properly withdrawn pursuant to a Collateral Disposition Offer is less than the Excess Collateral Proceeds, the Company may use any remaining Excess Collateral Proceeds for general corporate purposes, subject to the other covenants contained in the applicable Shared Lien Documents. If the aggregate principal amount of Notes surrendered by holders thereof and other Shared Lien Debt surrendered by holders or lenders, collectively, exceeds the amount of Excess Collateral Proceeds as set forth in an Officers’ Certificate, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and the agent for the Shared Lien Debt shall select the Shared Lien Debt to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Shared Lien Debt. Upon completion of such Collateral Disposition Offer, the amount of Excess Collateral Proceeds shall be reset at zero.
          (b) Notwithstanding Section 3.5(a), at any time prior to the 361st day after any Asset Disposition, Asset Swap or Recovery Event involving the transfer of Collateral, the Company may, at its option and in satisfaction of its obligation to make a Collateral Disposition Offer pursuant to Section 3.5(a), use any Excess Collateral Proceeds from such Asset Disposition, Asset Swap or Recovery Event to make an offer (an “Early Collateral Disposition Offer”) to all holders of Notes and, to the extent required by the terms of other Shared Lien Debt, to all holders of other Shared Lien Debt outstanding with similar provisions requiring the Company to make an offer to purchase such Shared Lien Debt with the proceeds from any such Asset Disposition, to purchase the maximum principal amount of Notes and any such Shared Lien Debt to which the Collateral Disposition Offer applies that may be purchased out of the Excess Collateral Proceeds, at an offer price in cash in an amount equal to or exceeding 100% of the principal amount of the Notes and such other Shared Lien Debt, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Shared Lien Documents in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and other Shared Lien Debt, if applicable, validly tendered and not properly withdrawn pursuant to an Early Collateral Disposition Offer is less than the Excess Collateral Proceeds used to make such Early Collateral Disposition Offer, the Company may use any such remaining Excess Collateral Proceeds for general corporate purposes, subject to other covenants contained in the applicable Shared Lien Documents; provided that such remaining Excess Collateral Proceeds shall not be deemed to be Excess Collateral Proceeds for purposes of the requirement to make a Collateral Disposition Offer. If the aggregate principal amount of Notes surrendered by holders thereof and other Shared Lien Debt surrendered by holders or lenders, collectively, exceeds the amount of Excess Collateral Proceeds used to make such Early Collateral Disposition Offer, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and the agent for the Shared Lien Debt shall select the Shared Lien Debt to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Shared Lien Debt. Upon completion of such Early Collateral Disposition Offer, any Notes acquired by the Company shall be canceled and will not be used to secure the Notes.
          (c) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition (other than an Asset Disposition of Collateral) unless:
     (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;
     (ii) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or

Cash Equivalents. For purposes of this provision only, each of the following shall be deemed to be cash:
               (A) the amount of any liabilities, as shown on the Company’s most recent consolidated balance sheet or in the notes thereto, of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;
               (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) within 180 days of their receipt; and
               (C) any stock or assets received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Available Cash (or other cash in such amount) under clause (iii)(C) below; and
     (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be, within 360 days after receipt:
               (A) to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire Indebtedness of the Company or any Restricted Subsidiary (other than any Disqualified Stock or any Indebtedness that is contractually subordinated to the Notes or to any Subsidiary Guarantee) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); provided, however, that, in connection with any prepayment, repayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition of Indebtedness pursuant to this clause (i), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, purchased, repurchased, redeemed, retired, defeased or otherwise acquired;
               (B) to invest in Additional Assets;
               (C) to make a capital expenditure; or
               (D) in any combination of applications and investments specified in the preceding clauses;
provided that pending the final application of any such Net Available Cash in accordance with clause (iii) of this Section 3.5(c), the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

          Any Net Available Cash from Asset Dispositions (other than Asset Dispositions of Collateral) that are not applied or invested as provided in this Section 3.5(c) will be deemed to constitute “Excess Proceeds.” On the 361st day after such an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer (“Asset Disposition Offer”) to all holders of Notes and, to the extent required by the terms of other Shared Lien Debt, to all holders of other Shared Lien Debt outstanding with similar provisions requiring the Company to make an offer to purchase such Shared Lien Debt with the proceeds from any such Asset Disposition, to purchase the maximum principal amount of Notes and any such Shared Lien Debt to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other Shared Lien Debt, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Shared Lien Documents in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and other Shared Lien Debt, if applicable, so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the applicable Shared Lien Documents. If the aggregate principal amount of Notes surrendered by holders thereof and other Shared Lien Debt surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds as set forth in an Officers’ Certificate, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and the agent for the Shared Lien Debt shall select the Shared Lien Debt to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Shared Lien Debt. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
          (d) Notwithstanding Section 3.5(c), at any time prior to the 361st day after any Asset Disposition (other than an Asset Disposition of Collateral), the Company may, at its option and in satisfaction of its obligation to make an Asset Disposition Offer pursuant to Section 3.5(c), use any Excess Proceeds from such Asset Disposition to make an offer (an “Early Asset Disposition Offer”) to all holders of Notes and, to the extent required by the terms of other Shared Lien Debt, to all holders of other Shared Lien Debt outstanding with similar provisions requiring the Company to make an offer to purchase such Shared Lien Debt with the proceeds from any such Asset Disposition, to purchase the maximum principal amount of Notes and any such Shared Lien Debt to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to or exceeding 100% of the principal amount of the Notes and such other Shared Lien Debt, plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Shared Lien Documents in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. To the extent that the aggregate amount of Notes and other Shared Lien Debt, if applicable, so validly tendered and not properly withdrawn pursuant to an Early Asset Disposition Offer is less than the Excess Proceeds used to make such Early Asset Disposition Offer, the Company may use any such remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the applicable Shared Lien Documents; provided that such remaining Excess Proceeds shall not be deemed to be Excess Proceeds for purposes of the requirement to make an Asset Disposition Offer. If the aggregate principal amount of Notes surrendered by holders thereof and other Shared Lien Debt surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds used to make such Early Asset Disposition Offer, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and the agent for the Shared Lien Debt shall select the Shared Lien Debt to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Shared Lien Debt. Upon completion of such Early Asset Disposition Offer, any Notes acquired by the Company shall be canceled and will not be used to secure the Notes.
          (e) Any Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and other Shared Lien Debt, if any, required to be purchased pursuant to this Section 3.5 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and other Shared Lien Debt, if applicable, validly tendered in response to the Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer, as applicable.
          If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid on such Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer.
          On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and other Shared Lien Debt or portions of Notes and other Shared Lien Debt so validly tendered and not properly withdrawn pursuant to the Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and other Shared Lien Debt so validly tendered and not properly withdrawn, in each case in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.5 and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing such other Shared Lien Debt. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder or lender of Notes or other Shared Lien Debt, as the case may be, an amount equal to the purchase price of the Notes, or such other Shared Lien Debt so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing any other Shared Lien Debt. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Collateral Disposition Offer, Early Collateral Disposition Offer, Asset Disposition Offer or Early Asset Disposition Offer, as the case may be, on the Asset Disposition Purchase Date.
          (f) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:
     (i) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
     (ii) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $10.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of the Company;
     (iii) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $20.0 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that such Asset Swap is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view; and
     (iv) in the event such Asset Swap involves the transfer by the Company or any Restricted Subsidiary of Collateral, (1) any Related Business Assets received by the Company or any Restricted Subsidiary shall be pledged as Collateral securing the Notes and (2) any Net Available Cash received by the Company or any Restricted Subsidiary shall be deposited directly into a Collateral Account and may be withdrawn by the Company or such Restricted Subsidiary to be invested in Additional Assets in the manner set forth under Section 3.5(a) above.
     (g) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.5, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.
     (h) The Company will provide certain opinions and certificates to the Trustee in connection with an Asset Disposition or Asset Swap pursuant to this Section 3.5 as provided in this Indenture.
     SECTION 3.6. Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien

(other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness.
          SECTION 3.7. Limitation on Sale/Leaseback Transaction. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:
          (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value (as evidenced by a resolution of the Board of Directors of the Company) of the property subject to such transaction;
          (b) the Company or such Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to Section 3.2;
          (c) the Company or such Restricted Subsidiary would be permitted to create a Lien on the property subject to such Sale/Leaseback Transaction securing such Attributable Indebtedness without securing the Notes pursuant to Section 3.6; and
          (d) the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions in Section 3.5 (including the provisions concerning the application of Net Available Cash) are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of Section 3.5.
          SECTION 3.8. Limitation on Affiliate Transactions.
          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), unless:
     (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate;
     (ii) in the event such Affiliate Transaction or series of related Affiliate Transactions involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board having no personal stake in such transaction or transactions, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction or series of related Affiliate Transactions satisfies the criteria in clause (i) of this Section 3.8(a)); and

          (iii) in the event such Affiliate Transaction or series of related Affiliate Transactions involves an aggregate consideration in excess of $20.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction or series of related Affiliate Transactions is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.
     (b) Section 3.8(a) will not apply to:
     (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;
     (ii) any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 3.2;
     (iii) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;
     (iv) pledges of Capital Stock of Unrestricted Subsidiaries;
     (v) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction; acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction; servicing, collection and other services in connection with a Qualified Receivables Transaction (and any fees paid or payable in connection therewith); and any repurchase of Receivables by the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction;
     (vi) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more disadvantageous to the Holders than the terms of the agreements in effect on the Issue Date;

     (vii) any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to Section 3.3;
     (viii) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $5.0 million with respect to all loans or advances at any time outstanding; provided, however, that the Company and its Subsidiaries will comply in all material respects with all provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith relating to the provision of any such loans and advances; and
     (ix) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the members of the Board of Directors or senior management of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person.
     SECTION 3.9. Limitation on Sale of Capital Stock of Restricted Subsidiaries.
     (a) The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a Restricted Subsidiary, to issue any of the Voting Stock of a Restricted Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:
     (i) to the Company or a Wholly Owned Subsidiary (other than a Receivables Entity); or
     (ii) in compliance with Section 3.5 and immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.
     (b) Notwithstanding Section 3.9(a), the Company and its Restricted Subsidiaries may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or its Restricted Subsidiaries comply with the terms of Section 3.5. In that case, such Restricted Subsidiary, if a Subsidiary Guarantor, will be automatically released from all its obligations under this Indenture, its Subsidiary Guarantee, the Security Documents and the Liens, if any, on the Collateral pledged by such Subsidiary Guarantor pursuant to the Security Documents will be released with respect to the Notes if all the obligations of such Subsidiary Guarantor under any Qualified Receivables Transaction and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such sale.
     SECTION 3.10. Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.
     SECTION 3.11. Change of Control.

     (a) If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Article V and Section 5 of the Notes, each Holder will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date) (the “Change of Control Payment”).
     (b) Within 45 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes pursuant to Article V and Section 5 of the Notes, the Company will mail a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:
     (i) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to the Change of Control Payment;
     (ii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and
     (iii) the procedures, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.
     (c) On the Change of Control Payment Date, the Company will, to the extent lawful:
     (i) accept for payment all Notes or portions of Notes (in minimum denominations of $2,000 or in integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;
     (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and
     (iii) deliver or cause to be delivered to the Trustee (by book entry or otherwise) the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
     (d) The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
     (e) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on such Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

     (f) This Section 3.11 will be applicable whether or not any other provisions of this Indenture are applicable.
     (g) The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
     (h) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.11. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this Indenture by virtue of the conflict.
     SECTION 3.12. SEC Reports.
     (a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the quarterly, annual and current reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act with respect to U.S. issuers within the time periods specified therein or in the relevant forms. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. The financial information filed with the SEC or delivered to holders pursuant to this Section 3.12 shall include consolidated financial statements for the Company, the Subsidiary Guarantors and Subsidiaries that are not Subsidiary Guarantors in the form prescribed by the SEC.
     (b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.
     (c) Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely upon an Officers’ Certificate).

     SECTION 3.13. Future Subsidiary Guarantors. The Company will cause each Material Restricted Subsidiary (other than a Receivables Entity or Foreign Subsidiary that does not guarantee any Indebtedness of the Company or any Restricted Subsidiary) created, designated or acquired by the Company or one or more of its Restricted Subsidiaries to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, and premium and interest, if any, on, the Notes on a senior secured basis. In addition, the Company will (A) pledge the Capital Stock of each Material Restricted Subsidiary (other than any Receivables Entity) and 65% of each First Tier Foreign Subsidiary pursuant to the Security Documents and (B) cause each such Material Restricted Subsidiary (other than any Receivables Entity) to become a party to the applicable Security Documents, and in each case take such actions necessary or advisable to grant to the Collateral Trustee, for the benefit of itself and the holders of the Notes and any other Shared Lien Obligations, a perfected security interest in any Collateral held by such Material Restricted Subsidiary or such Capital Stock, as applicable, subject to Permitted Liens.
     The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.
     Each Subsidiary Guarantee shall be released in accordance with Section 10.2.
     SECTION 3.14. Maintenance of Office or Agency. The Company shall maintain an office or agency where the Notes may be presented or surrendered for payment, where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The agency of The Bank of New York Mellon Trust Company, N.A. (the “Agent”), currently located at 227 West Monroe, Suite 2600, Chicago, Illinois 60606, Attention: Corporation Trust Administration (or at such address in the Borough of Manhattan, The City of New York as the Agent shall designate upon request therefor from the Company or any Holder), shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Agent of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.
     The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

     SECTION 3.15. Corporate Existence. Except as otherwise provided in Article III, Article IV and Section 10.2(b), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Subsidiary Guarantor, if any, in accordance with their respective organizational documents (as the same may be amended from time to time) and the rights (charter and statutory) licenses and franchises of the Company and each such Subsidiary Guarantor; provided, however, that the Company shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Subsidiary Guarantor if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders; provided, further, that the foregoing shall not prohibit a sale, transfer, or conveyance of a Restricted Subsidiary or any of its assets in compliance with the terms of this Indenture.
     SECTION 3.16. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Restricted Subsidiary or upon the income, profits or property of the Company or any Restricted Subsidiary and (ii) all lawful claims for labor, materials and supplies, which, if unpaid, might by law become a material liability or lien upon the property of the Company or any Restricted Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate actions and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with GAAP or where the failure to effect such payment will not be disadvantageous to the Holders.
     SECTION 3.17. Payments for Consent. Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
     SECTION 3.18. Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during the previous fiscal year. If they do, the certificate shall describe the Default or Event of Default, its status and the action the Company is taking or proposes to take with respect thereto.
     SECTION 3.19. Further Instruments and Acts. The Company shall execute and deliver such further instruments and do such further acts as the Trustee may request as reasonably necessary or proper to comply with any future developments or requirements.

     SECTION 3.20. Statement by Officers as to Default. The Company shall deliver to the Trustee, as soon as possible and in any event within 30 days after the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Company is taking or proposes to take with respect thereto.
ARTICLE IV
SUCCESSOR COMPANY
     SECTION 4.1. Merger and Consolidation.
     (a) The Company will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
     (i) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and this Indenture and will expressly assume, by written agreement, all the obligations of the Company under the Security Documents and will cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;
     (ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;
     (iii) immediately after giving effect to such transaction, the Successor Company would:

          (A) have a consolidated net worth equal to or greater than the consolidated net worth of the Company and the Restricted Subsidiaries immediately before the transaction; and
          (B) (1) be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a) or (2) have a Consolidated Leverage Ratio less than the Consolidated Leverage Ratio of the Company and the Restricted Subsidiaries immediately prior to such acquisition or merger;
     (iv) each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) will apply) will have by supplemental indenture confirmed that its Subsidiary Guarantee will apply to such Person’s obligations in respect of this Indenture and the Notes and will have by written agreement confirmed that its obligations under the Security Documents will continue to be in effect and will cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and
     (v) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.
     (b) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, in a single or a series of related transactions, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
     (c) The predecessor Company will be released from its obligations under this Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Security Documents, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.
     (d) Notwithstanding Section 4.1(a)(iii), (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with Section 4.1(a)(v).

     (e) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than the Company or another Subsidiary Guarantor) and will not permit the conveyance, transfer or lease of all or substantially all of the assets of any Subsidiary Guarantor (other than to the Company or another Subsidiary Guarantor) unless:
     (i) if such entity remains a Subsidiary Guarantor, (A) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and this Indenture, and will expressly assume, by written agreement, all the obligations of such Subsidiary Guarantor under the Security Documents and will cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the surviving entity, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; (B) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and (C) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; or
     (ii) the transaction is made in compliance with Section 3.5 and Section 3.9.
ARTICLE V
REDEMPTION OF SECURITIES
     SECTION 5.1. Redemption. The Notes may be redeemed, as a whole or from time to time in part, subject to the conditions and at the redemption prices specified in Section 5 of the form of Note set forth in Exhibit A hereto, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest, if any, to the Redemption Date.
     SECTION 5.2. Applicability of Article. Redemption of Notes at the election of the Company or otherwise, as permitted or required by any provision of this Indenture, shall be made in accordance with such provision and this Article.
     SECTION 5.3. Election to Redeem; Notice to Trustee. The election of the Company to redeem any Notes pursuant to Section 5.1 shall be evidenced by a Board Resolution of the Company. In case of any redemption at the election of the Company, the Company shall, upon not later than the earlier of the date that is 45 days prior to the Redemption Date fixed by the

Company or the date on which notice is given to the Holders (except as provided under Section 5.5 or unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed and shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to Section 5.4. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.
     SECTION 5.4. Selection by Trustee of Notes to Be Redeemed. If less than all the Notes are to be redeemed at any time pursuant to an optional redemption, the particular Notes to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis (or, in the case of Notes issued in global form pursuant to Section 2.1(b), based on such method that most nearly approximates a pro rata selection as the Trustee shall deem fair and appropriate and in such manner as complies with applicable legal requirements) and which may provide for the selection for redemption of portions of the principal of the Notes; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000 and no Notes of $2,000 in original principal amount or less will be redeemed in part.
     The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of Notes and the principal amount thereof to be redeemed.
     For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.
     SECTION 5.5. Notice of Redemption. Notice of redemption shall be given in the manner provided for under Section 12.2 not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed. At the Company’s request, the Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that the Company shall deliver to the Trustee, at least 45 days prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice at the Company’s expense and the form of notice that shall include the following items.
     All notices of redemption shall state:
     (a) the Redemption Date,
     (b) the redemption price and the amount of accrued interest to the Redemption Date payable as provided under Section 5.7, if any,
     (c) if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

     (d) in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder will receive, without charge, a new Notes or Notes of authorized denominations for the principal amount thereof remaining unredeemed,
     (e) that on the Redemption Date the redemption price (and accrued interest, if any, to the Redemption Date payable as provided under Section 5.7) will become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) will cease to accrue on and after said date,
     (f) the place or places where such Notes are to be surrendered for payment of the redemption price and accrued interest, if any,
     (g) the name and address of the Paying Agent,
     (h) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price,
     (i) the CUSIP, Common Code and ISIN numbers, if applicable, and that no representation is made as to the accuracy or correctness of the CUSIP, Common Code and ISIN numbers, if applicable, if any, listed in such notice or printed on the Notes, and
     (j) the paragraph of Section 5 of the Notes pursuant to which the Notes are to be redeemed.
     SECTION 5.6. Deposit of Redemption Price. Prior to 10:00 a.m., New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company or any of the Company’s Subsidiaries is acting as its own Paying Agent, segregate and hold in trust as provided under Section 2.4) an amount of money sufficient to pay the redemption price of, and accrued interest on, all the Notes which are to be redeemed on that date, other than Notes or portions of Notes called for redemption that are beneficially owned by the Company and have been delivered by the Company to the Trustee for cancellation.
     SECTION 5.7. Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes or portions of Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price therein specified (together with accrued interest, if any, to the Redemption Date), and on and after such date (unless the Company shall default in the payment of the redemption price and accrued interest) such Notes shall cease to bear interest and the only right of the Holders thereof will be to receive payment of the redemption price and, subject to the next sentence, unpaid interest on such Notes to the Redemption Date. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the redemption price, together with accrued interest, if any, to the Redemption Date (subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).
     If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the unpaid principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

     SECTION 5.8. Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 3.14 (with, if the Company or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided, that each such new Note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.
ARTICLE VI
DEFAULTS AND REMEDIES
     SECTION 6.1. Events of Default. Each of the following is an event of default (each, an “Event of Default”):
     (i) default for 30 days in any payment when due of interest on any Note;
     (ii) default in the payment of principal of, or premium, if any, on, any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
     (iii) failure by the Company or any Subsidiary Guarantor to comply with its obligations under Article IV hereof;
     (iv) failure by the Company or any of its Restricted Subsidiaries to comply for 60 days after notice as provided below with its other agreements contained in this Indenture or the Security Documents;
     (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:
          (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or
          (B) results in the acceleration of such Indebtedness prior to its maturity;
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $15.0 million or more;
     (vi) failure by the Company or any Material Subsidiary of the Company to pay final judgments aggregating in excess of $15.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;
     (vii) a Bankruptcy Law Event of Default with respect to the Company or any Material Subsidiary;
     (viii) any Subsidiary Guarantee of a Material Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Material Subsidiary denies or disaffirms its obligations under this Indenture or its Subsidiary Guarantee; or
     (ix) with respect to any Collateral having a fair market value in excess of $15.0 million, individually or in the aggregate, (A) any security interest under the Security Documents, at any time, ceases to be in full force and effect for any reason (other than solely as a result of any action taken or not taken by the Collateral Trustee that was required to be taken or not taken by the Collateral Trustee pursuant to the Security Documents) other than in accordance with their terms and the terms of this Indenture and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, (B) any security interest created under the Security Documents is declared invalid or unenforceable in any material respect by a court of competent jurisdiction or (C) the Company or any Subsidiary Guarantor asserts that any such security interest or Security Document is invalid or unenforceable prior to the time that the Collateral is to be released to the Company or the Subsidiary Guarantors, and in the case of any default referred to in clause (A) or (B) above, such default continues uncured for 30 days after written notice thereof is given to the Company by the Trustee or holders of at least 25% in principal amount of the outstanding Notes.
     However, a default under clause (iv) of this Section 6.1 will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of such default and the Company does not cure such default within the time specified in clause (iv) of this paragraph after receipt of such notice.
     The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
     SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default pursuant to clause (vii) of Section 6.1) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately.
     In the event of a declaration of acceleration of the Notes because an Event of Default pursuant to clause (v) of Section 6.1 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (v) of Section 6.1 shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. The Company shall pay or deposit, or caused to be paid or deposited, with the Trustee a sum sufficient to pay all sums paid or advanced by the Trustee hereunder in connection with any such waiver or past default and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel in connection with any such waiver or past default.
     If an Event of Default pursuant to clause (vii) of Section 6.1 occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.
     The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (3) there has been paid or deposited with the Trustee a sum sufficient to pay all amounts, if any, due to the Trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such Event of Default.
     SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of (or premium, if any) or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

     SECTION 6.4. Waiver of Past Defaults. Subject to Section 6.2, the Holders of a majority in principal amount of the outstanding Notes by notice to the Trustee may (a) waive, by their consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of, or premium, if any, or interest on a Note, and (b) rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.
     SECTION 6.5. Control by Majority. Subject to Section 6.6 and the terms of the Collateral Trust Agreement, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Collateral Trustee of exercising any trust or power conferred on the Trustee or Collateral Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of any other Holder or would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
     SECTION 6.6. Limitation on Suits. Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders of Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.
     Except to enforce the right to receive payment of principal of, or premium or interest, if any, when due, no Holder may pursue any remedy with respect to this Indenture, the Notes, the Security Documents or the Subsidiary Guarantees unless:
     (a) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (b) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy,
     (c) such Holder or Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
     (d) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

     (e) the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.
     A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
     SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including Section 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
     SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (i) or (ii) of Section 6.1 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for under Section 7.7.
     SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.
     SECTION 6.10. Priorities. If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:
     FIRST: to the extent required by the Collateral Trust Agreement to be applied in accordance therewith prior to payment in accordance with this Indenture, to the Collateral Trustee to be so applied;
     SECOND: to the Trustee and Collateral Trustee for amounts due under Section 7.7;
     THIRD: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and
     FOURTH: to the Company, or to the extent the Trustee collects any amount from any Subsidiary Guarantor pursuant to Article X, to such Subsidiary Guarantor, or to whomever may be lawfully entitled to receive the same.

     The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
     SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.
ARTICLE VII
TRUSTEE
     SECTION 7.1. Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee will exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.
     (b) Except during the continuance of an Event of Default:
     (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).
     (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
     (i) this Section 7.1(c) does not limit the effect of Section 7.1(b);
     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

     (d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
     (e) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
     (f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
     (g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.
     (h) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.
     (i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee indemnity or security reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.
     SECTION 7.2. Rights of Trustee. Subject to Section 7.1:
     (a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance under covenants or other obligations of the Company.
     (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.
     (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
     (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, unless the Trustee’s conduct constitutes willful misconduct or negligence.
     (e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
     (f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the corporate trust office of the Trustee specified under Section 12.2, and such notice references the Notes and this Indenture.
     (g) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders of Notes, each representing less than a majority in aggregate principal amount of the Notes outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken.
     (h) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.
     (i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is known to a Trust Officer of the Trustee.
     (j) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may request, and in the absence of bad faith or willful misconduct on its part, rely upon an Officers’ Certificate and an Opinion of Counsel.
     (k) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.
     (l) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
     (m) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notices references the Notes and this Indenture.
     (n) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed by the Trustee to act hereunder.

     (o) The Trustee may request that the Company or the Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.
     (p) The permissive rights of the Trustee enumerated herein shall not be construed as duties.
     (q) The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity or enforceability of any Collateral or any arrangement or agreement between the Company and any Person with respect thereto, or the perfection or priority of any security interest created in any of the Collateral or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Collateral following an Event of Default.
     SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee. However, the Trustee must comply with Section 7.10. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights.
     SECTION 7.4. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.
     SECTION 7.5. Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding notice is in the interests of the Holders.
     SECTION 7.6. [Reserved]

     SECTION 7.7. Compensation and Indemnity. The Company and each Subsidiary Guarantor, if any, shall be jointly and severally liable for paying to each of the Trustee and Collateral Trustee from time to time reasonable compensation for the Trustee’s acceptance of this Indenture and services hereunder and the Collateral Trustee’s acceptance of the Security Documents and services thereunder, respectively, as the Company and the Trustee or the Collateral Trustee, respectively, shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company and each Subsidiary Guarantor, if any, shall be jointly and severally liable for reimbursing the Trustee and the Collateral Trustee upon request for all reasonable out-of-pocket expenses incurred or made by each of them, including costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable fees and expenses of counsel retained by the Trustee or the Collateral Trustee, as applicable, in addition to the compensation for each agent’s services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s or Collateral Trustee’s (as applicable) agents, counsel, accountants and experts.
     The Company and each Subsidiary Guarantor (if any), jointly and severally, shall indemnify the Trustee against any and all loss, liability, damages, claims or expense (including reasonable attorneys’ fees and expenses) incurred by it without negligence, bad faith or willful misconduct on its part in connection with the administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Indenture (including this Section 7.7) and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise) or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or any Subsidiary Guarantor of its obligations hereunder, except to the extent that they were prejudiced by such failure to notify. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee may have separate counsel and the Company and the Subsidiary Guarantors, if any, shall pay the fees and expenses of such counsel; provided that the Company shall not be required to pay such fees and expenses if they assume the Trustee’s defense, and, in the reasonable judgment of responsible officers of the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense. Notwithstanding the foregoing, the Company and the Subsidiary Guarantors, if any, need not reimburse any expense or indemnify against any loss, liability or expense which is finally determined by a court of competent jurisdiction to have been caused by the Trustee’s own willful misconduct, negligence or bad faith.
     To secure the Company’s and the Subsidiary Guarantors’ payment obligations in this Section 7.7, each of the Trustee and the Collateral Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee or Collateral Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Each of the Trustee’s and Collateral Trustee’s rights to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company or the Subsidiary Guarantors (if any).

     The Company’s and the Subsidiary Guarantors’ payment obligations pursuant to this Section 7.7 shall survive the resignation or removal of the Trustee and the satisfaction and discharge of this Indenture. When the Trustee or Collateral Trustee incurs expenses after the occurrence of a Default specified in clause (vii) of Section 6.1 with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.
     SECTION 7.8. Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:
     (a) the Trustee fails to comply with Section 7.10;
     (b) the Trustee is adjudged bankrupt or insolvent;
     (c) a receiver or other public officer takes charge of the Trustee or its property; or
     (d) the Trustee otherwise becomes incapable of acting as trustee hereunder.
     If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.
     A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee, upon payment of its charges hereunder, shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for under Section 7.7.
     If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.
     If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

     SECTION 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.
     In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.
     SECTION 7.10. Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.
     SECTION 7.11. [Reserved].
     SECTION 7.12. Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.
     SECTION 7.13. Paying Agents. The Company shall cause each Paying Agent other than the Trustee to execute and deliver to it and the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 7.13:
     (a) that it will hold all sums held by it as agent for the payment of principal of, or premium, if any, or interest on, the Notes (whether such sums have been paid to it by the Company or by any obligor on the Notes) in trust for the benefit of Holders of the Notes or the Trustee;
     (b) that it will at any time during the continuance of any Event of Default, upon written request from the Trustee, deliver to the Trustee all sums so held in trust by it together with a full accounting thereof; and

     (c) that it will give the Trustee written notice within three Business Days of any failure of the Company (or by any obligor on the Notes) in the payment of any installment of the principal of, premium, if any, or interest on, the Notes when the same shall be due and payable.
ARTICLE VIII
DISCHARGE OF INDENTURE; DEFEASANCE
     SECTION 8.1. Discharge of Liability on Notes; Defeasance.
     (a) This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:
     (i) either:
          (A) all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid, and all Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or
          (B) all Notes that have not been delivered to the Trustee for cancellation, (1) have become due and payable by reason of the mailing of a notice of redemption pursuant to Article V or otherwise or (2) will become due and payable within one year and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal and premium, if any, and accrued interest to the date of maturity or redemption;
     (ii) no Bankruptcy Law Event of Default or other Default or Event of Default that would cause the repayment of the Notes or the deposit of funds therefor as provided in Section 8.1(a)(i)(B) to be a fraudulent conveyance has occurred and is continuing on the date of the deposit or will occur as a result of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);
     (iii) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums then payable by it under this Indenture; and
     (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
     The Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

     (b) The Company may, at its option, at any time, elect to have either paragraph (i) or (ii) of this Section 8.1(b) be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.2.
     (i) Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.1(b)(i), the Company shall, subject to the satisfaction of the conditions set forth in Section 8.2, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that (x) the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.3 hereof and the other Sections of this Indenture referred to in (A) and (B) of this paragraph below, and to have satisfied all its other obligations under such Notes, this Indenture, and the Security Documents and (y) each Subsidiary Guarantor shall be deemed to have satisfied its obligations under Article X and XI and any Security Documents to which it is a party (and the Trustee and Collateral Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders to receive solely from the trust fund pursuant to Section 8.2 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest, if any, on such Notes when such payments are due, (B) the Company’s obligations with respect to such Notes under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.11, 2.12, 2.14, 2.15 and 3.14 hereof, (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Subsidiary Guarantor’s obligations in connection therewith and (D) this Article VIII.
     (ii) Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.1(b)(ii), (x) the Company shall, subject to the satisfaction of the conditions set forth in Section 8.2 hereof, be released from its obligations under the covenants contained in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.17 and 4.1(a)(iii), Article XI and all the covenants in the Security Documents to which the Company is a party and (y) each Subsidiary Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.2 hereof, be released from its covenants in Article X and XI and any Security Documents to which it is a party, each with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.2 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company and each Subsidiary Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Note shall be unaffected thereby.
     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default and the Subsidiary Guarantees in effect at such time shall terminate. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified under Section 6.1(iii) (only with respect to Section 4.1(a)(iii)), 6.1(iv) (only with respect to Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12 and 3.13), 6.1(v) (with respect only to Significant Subsidiaries), 6.1(vi) or 6.1(ix).
     Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee and the Collateral Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.
     (c) Notwithstanding the provisions of Sections 8.1(a), the Company’s obligations under Sections 2.3, 2.5, 2.10, 2.12, 3.14, 3.15 (solely as to the corporate or other existence of the Company), 6.7, 7.7, and 7.8 and in this Article VIII shall survive until the Notes have been paid in full (or funds sufficient therefor have been deposited as provided in Section 8.1(a)(i)(B) hereof). After the Notes have been paid in full (or funds sufficient therefor have been deposited as provided in Section 8.1(a)(i)(B) hereof), the Company’s obligations under Sections 7.7, 8.5 and 8.6 shall survive such satisfaction and discharge.
     (d) Notwithstanding the provisions of Sections 8.1(b), the Company’s obligations under Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.11, 2.12, 3.1, 3.14, 3.15, 3.16, 3.18, 3.19, 3.20, 6.7, 7.7 and 7.8 and in this Article VIII shall survive until the Notes have been paid in full. After the Notes have been paid in full, the Company’s obligations under Sections 7.7, 8.5 and 8.6 shall survive such defeasance.
     SECTION 8.2. Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:
     (a) the Company irrevocably deposits in trust with the Trustee, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium (and additional interest, if any) on, the outstanding Notes on the Stated Maturity of the Notes or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;
     (b) in the case of legal defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:
     (i) the Company has received from, or there has been published by, the Internal Revenue Service, a ruling; or

     (ii) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
          (c) in the case of covenant defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;
          (d) no Default or Event of Default will have occurred and be continuing on the date of such deposit under this Indenture (other than a Default or Even of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;
          (e) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the instruments governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound;
          (f) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders being defeased over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and
          (g) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.
The Collateral will be released from the Liens securing the Notes pursuant to Section 11.8(b) upon a legal defeasance or covenant defeasance in accordance with the provisions described above.

          SECTION 8.3. Application of Trust Money. The Trustee shall hold in trust all money or U.S. Government Obligations (including proceeds thereof) deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture and the Notes to the Holders of the Notes of all sums due in respect of the payment of principal of, premium, if any, and accrued interest on the Notes.
          SECTION 8.4. Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money, U.S. Government Obligations or securities held by them upon payment of all the obligations under this Indenture.
          Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of or premium, if any, or interest on the Notes that remains unclaimed by the Holders thereof for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as unsecured general creditors.
          SECTION 8.5. Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations other than any such tax, fee or other charge that is for the account of the Holder of the Notes.
          SECTION 8.6. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Subsidiary Guarantor, if any, under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company or the Subsidiary Guarantors have made any payment of principal, premium, if any, interest on or principal of any Notes because of the reinstatement of its obligations, the Company or Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
          The Trustee’s rights under Section 8.5 shall survive termination of this Indenture.
ARTICLE IX
AMENDMENTS
          SECTION 9.1. Without Consent of Holders. The Company, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents without the consent of any Holder to:
          (a) cure any ambiguity, omission, defect or inconsistency;

          (b) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);
          (c) provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations to holders of Notes and Subsidiary Guarantees under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable;
          (d) make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights of any such holder under this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents;
          (e) provide for the issuance of Additional Notes in accordance with the provisions set forth in this Indenture;
          (f) evidence and provide for the acceptance of an appointment of a successor Trustee; provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;
          (g) conform the text of this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Offering Circular to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents, which intent may be evidenced by an Officers’ Certificate to that effect;
          (h) release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee, the Notes or this Indenture in accordance with the applicable provisions of this Indenture;
          (i) add Subsidiary Guarantees with respect to the Notes;
          (j) add additional Collateral to secure the Notes;
          (k) release Liens in favor of the Collateral Trustee in the Collateral as provided under Section 11.8 and the Security Documents;
          (l) comply with requirements of the SEC in order to effect the qualification of this Indenture under the Trust Indenture Act of 1939, as amended (and to maintain such qualification if effected);
          (m) comply with the rules of any applicable securities depositary; or
          (n) provide for the accession or succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement or action that is not prohibited by this Indenture.
          In addition, without the consent of the holders of Notes, the Company may, and the Collateral Trustee and the Trustee will be authorized to, amend the Security Documents to add additional secured parties to the extent Shared Liens securing Shared Lien Obligations held by such parties are permitted under this Indenture.
          After an amendment or supplement under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.
          SECTION 9.2. With Consent of Holders. Except as provided in Section 9.1 and this Section 9.2, this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents (subject to the requirements of the Collateral Trust Agreement) may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
          Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):
          (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
          (b) reduce the principal of (or the premium on) or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes;
          (c) reduce the rate of or change the time for payment of interest on any Note;
          (d) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
          (e) make any Note payable in currency other than that stated in the Notes;
          (f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

          (g) waive a redemption payment with respect to any Note;
          (h) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
          (i) make any change in the preceding amendment and waiver provisions.
          In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of holders of at least 75% in aggregate principal amount of then outstanding Notes.
          It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a purchase, tender or exchange of such Holder’s Notes will not be rendered invalid by such purchase, tender or exchange.
          After an amendment or supplement under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.2.
          SECTION 9.3. [Reserved].
          SECTION 9.4. Revocation and Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. Any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective or otherwise in accordance with any related solicitation documents. After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (a) through (i) of Section 9.2, in which case the amendment, supplement, waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment, supplement or waiver shall become effective upon receipt by the Trustee of the requisite number of written consents under Section 9.1 or Section 9.2 as applicable.
          The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.
          SECTION 9.5. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determine, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
          SECTION 9.6. Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment, supplement or waiver the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and shall be provided with, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel each stating that such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Subsidiary Guarantors, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.3).
ARTICLE X
SUBSIDIARY GUARANTEES
          SECTION 10.1. Subsidiary Guarantees. Each Subsidiary Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Notes and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other monetary obligations of the Company under this Indenture (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Subsidiary Guarantor further agrees (to the extent permitted by law) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.
          Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guarantor Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives (to the extent permitted by law) notice of any default under the Notes or the Guarantor Obligations.

          Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.
          Except as set forth under Section 10.2, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantor Obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes, the Security Documents or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Security Documents or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor, (f) any change in the ownership of the Company; (g) by any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations, or (h) by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.
          Subject to the provisions of Section 3.13, each Subsidiary Guarantor agrees that its Subsidiary Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Subsidiary Guarantor is released from its Subsidiary Guarantee in compliance with Section 10.2. Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.
          In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

          Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purposes of this Subsidiary Guarantee.
          Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under this Section.
          SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.
          (a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.
          (b) The Subsidiary Guarantee of a Subsidiary Guarantor will be deemed released in connection with any sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Disposition” provisions of this Indenture;
          (c) The Subsidiary Guarantee of a Subsidiary Guarantor will be deemed released in connection with any sale or other disposition of Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Disposition” provisions of this Indenture and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;
          (d) The Subsidiary Guarantee of a Subsidiary Guarantor will be deemed released upon the legal defeasance and covenant defeasance of this Indenture pursuant to the provisions of Article VIII hereof or (y) in accordance with Section 3.13 of this Indenture.
          (e) The Subsidiary Guarantee of a Subsidiary Guarantor will be released if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the other applicable provisions of this Indenture.

          (f) The Subsidiary Guarantee of a Subsidiary Guarantor will be released from all of its obligations under this Indenture, its Subsidiary Guarantee and the Security Documents to which it is a party upon satisfaction and discharge of this Indenture pursuant to Section 8.1(a).
          (g) The Trustee shall promptly execute and deliver an appropriate instrument prepared and delivered to it at the expense of the Company evidencing any such release upon receipt of a request by the Company accompanied by an Officers’ Certificate certifying as to the compliance with this Section 10.2.
          SECTION 10.3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Subsidiary Guarantees, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Company, or any other Subsidiary Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.
          SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.
ARTICLE XI
COLLATERAL AND SECURITY
          SECTION 11.1. Collateral.
          (a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes, the Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Section 7.7 and Section 8.5 herein, and the Notes and the Guarantees thereof and the Security Documents, shall be secured by (i) a senior Lien on all assets of the Company and each Subsidiary Guarantor that constitute Collateral, subject to Permitted Liens, as and when provided in the Security Documents to which the Company and the Subsidiary Guarantors, as the case may be, have entered into and will be secured by all of the Collateral pledged pursuant to the Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents. The Company and the Subsidiary Guarantors hereby agree that the Collateral Trustee shall hold the Collateral in trust for the benefit of itself all of the Holders, the Trustee and holders of Shared Lien Obligations, in each case pursuant to the terms of the Security Documents and the Collateral Trustee is hereby authorized to execute and deliver the Security Documents.
          (b) The Trustee and each Holder, by its acceptance of any Notes and the Guarantees thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Trustee to perform its obligations and exercise its rights under the Security Documents in accordance therewith.
          (c) The Trustee and each Holder, by accepting the Notes and the Guarantees thereof, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Holders, the Trustee, the Collateral Trustee and holders of Shared Lien Obligations, and that the Lien of this Indenture and the Security Documents in respect of the Trustee, Collateral Trustee and the Holders and holders of Shared Lien Obligations is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.
          (d) With respect to any Collateral in existence on the date hereof, each Grantor shall use commercially reasonable efforts to comply with the requirements of Section 4 of the Security Agreement on the date hereof and, should any Grantor be unable to comply with the requirements of Section 4 of the Security Agreement on the date hereof after employing such commercially reasonable efforts with respect to any Collateral in existence on the date hereof, such Grantor shall use commercially reasonable efforts with respect to such Collateral to comply with the requirements of Section 4 of the Security Agreement within ninety (90) days of the date hereof. Each Grantor shall promptly inform the Collateral Trustee of its acquisition of any Collateral for which any action is required by Section 4 of the Security Agreement hereof (including, for the avoidance of doubt, the filing of any applications for, or the issuance or registration of, any Patents, Copyrights or Trademarks). With respect to any such Collateral hereafter owned or acquired, such Grantor shall comply with such requirements within 10 (ten) days of Grantor acquiring rights therein; provided that notwithstanding the 10 (ten) day requirement above, (x) with respect to Collateral owned by any Grantor that becomes evidenced by an Instrument, Certificated Security or Chattel Paper with a value in excess of $250,000, such Grantor shall have 30 (thirty) days to deliver such Instrument, Certificated Security or Chattel Paper to the Collateral Trustee, (y) with respect to any Intellectual Property for which a Grantor shall (i) file an application for registration with the United States Patent and Trademark Office or the United States Copyright Office, (ii) file a statement of use or any amendment to allege use with respect to any “intent to use” trademark application or (iii) acquire any patent, registered trademark, registered copyright or any application for the foregoing, such Grantor shall report such filing to the Collateral Trustee within thirty (30) days after the last day of the fiscal quarter in which such filing or acquisition occurs, and (z) with respect to any after acquired real property acquired by any Grantor after the Issue Date, such Grantor shall execute and deliver such mortgages, deeds of trust, security instruments and other documentation required by applicable law to vest in the Collateral Trustee a perfected security interest in such after acquired real property within ninety (90) days of the acquisition of such after acquired real property.
          SECTION 11.2. Further Assurances.
          (a) The Company and the Subsidiary Guarantors shall, at their sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Trustee holds, for the benefit of the holders of Shared Lien Obligations, duly created, enforceable and perfected first-priority Liens and security interests in the Collateral (subject to Permitted Liens). This Indenture and the Security Documents does not require perfection under the laws of any jurisdiction outside the United States.
          (b) As required by applicable law (other than foreign laws), or upon request of the Collateral Trustee or any Shared Lien Representative, the Company and the Subsidiary Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary to assure, perfect, transfer and confirm the Liens, benefits, property and rights conveyed by the Shared Lien Documents, including with respect to after-acquired Collateral. If the Company or such Subsidiary Guarantor fails to do so, the Collateral Trustee is hereby irrevocably authorized and empowered, with full power of substitution, to execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents and, subject to the provisions of the Security Documents, take such other actions in the name, place and stead and at the expense of the Company or such Subsidiary Guarantor, but the Trustee or the Collateral Trustee will have no obligation to do so and no liability for any action taken or omitted by it in good faith in connection therewith.
          (c) The Company and the Subsidiary Guarantors shall: (1) keep their properties adequately insured at all times by financially sound and reputable insurers; (2) maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them; (3) maintain such other insurance as may be required by law; (4) maintain title insurance on all real property Collateral insuring the Lien of the Collateral Trustee on that property, subject only to Permitted Liens and other exceptions to title approved by the Collateral Trustee (acting in accordance with the Collateral Trust Agreement); provided that title insurance need only be maintained on any particular parcel of real property having a fair market value of less than $1.0 million if and to the extent title insurance is maintained in respect of Shared Liens on that property; and (5) maintain such other insurance as may be required by the Security Documents.
          SECTION 11.3. After-Acquired Property. Upon the acquisition by the Company or any Subsidiary Guarantor after the Issue Date of (1) any assets, including, but not limited to, any after-acquired real property (other than leased real property) or any equipment or fixtures which constitute accretions, additions or technological upgrades to the equipment or fixtures that form part of the Collateral or (2) any Additional Assets out of the Net Cash Proceeds in compliance with Section 3.5 (other than Excluded Assets) the Company or such Subsidiary Guarantor shall (in accordance with Section 11.1 (d), where applicable) execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates and opinions of counsel as may be necessary to vest in the Collateral Trustee a perfected security interest, subject only to Permitted Liens, in such after-acquired property (other than Excluded Assets) and to have such after-acquired property (other than Excluded Assets) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. In the event the Newport Beach Property has not been transferred in a bona fide sale to a third party that is not an Affiliate of the Company by January 1, 2011, the Company will have the same obligations with respect to the Newport Beach Property as if it were after-acquired property.
          SECTION 11.4. Impairment of Security Interest. Neither the Company nor any of its Restricted Subsidiaries will take or omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Trustee and the Holders of the Shared Lien Obligations with respect to the Collateral. Neither the Company nor any of the Subsidiary Guarantors will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes and the Security Documents. The Company shall, and shall cause each Subsidiary Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments as necessary, or as the Collateral Trustee or any Shared Lien Representative shall reasonably request, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.
          SECTION 11.5. Agreements Requiring Application of Proceeds of Collateral.
          (a) Neither the Company nor any of its Restricted Subsidiaries shall enter into any agreement other than Shared Lien Documents that require the proceeds received from any sale of Collateral to be applied, in parity with the Notes (and any other Shared Lien Obligations), to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents. Proceeds received from the destruction or condemnation of the Collateral or from eminent domain proceedings shall be deposited into the Collateral Account to be invested in Additional Assets. Any remaining proceeds shall be applied in accordance with Section 3.5.
          SECTION 11.6. Maintenance of Collateral. The Company and the Subsidiary Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair and do all other acts as may be reasonably necessary or appropriate to maintain and preserve the value of the Collateral, except where the failure to maintain such Collateral would not reasonably be expected to have a material adverse effect on the Collateral, taken as a whole.
          SECTION 11.7. [RESERVED]

          SECTION 11.8. Release of Liens.
          (a) The Liens of the Collateral Trustee on the Collateral will be released:
     (i) in whole, upon (A) payment in full and discharge of all outstanding Shared Lien Debt and all other Shared Lien Obligations that are due and payable at the time all of the Shared Lien Debt is paid in full and discharged (other than Hedging Obligations and Banking Product Obligations) and (B) termination or expiration of all commitments to extend credit under all Shared Lien Documents and the cancellation or termination or cash collateralization (at the lower of (x) 105% of the aggregate undrawn amount and (y) the percentage of the aggregate undrawn amount required for release of Shared Liens under the terms of the applicable Shared Lien Documents) of all outstanding letters of credit issued pursuant to any Shared Lien Documents;
     (ii) as to any Collateral that is sold, transferred or otherwise disposed of by any Grantor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in either (A) a foreclosure sale or other similar transaction approved by an Act of Required Debtholders or (B) a transaction or other circumstance that is permitted under this Indenture and is permitted by all of the other Shared Lien Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Liens of the Collateral Trustee on the Collateral will not be released pursuant to sub-clause (B) of this clause (ii) if the sale or disposition is subject to Section 4.1.
     (iii) as to less than all or substantially all of the Collateral, if (A) consent to the release of all Shared Liens on such Collateral has been given by an Act of Required Debtholders and is permitted by all of the Shared Lien Documents and (B) the Grantors have delivered an Officers’ Certificate to the Collateral Trustee certifying that all such necessary consents have been obtained;
     (iv) as to all or substantially all of the Collateral, if (A) consent to the release of such Collateral has been given by the requisite percentage or number of holders of each Series of Shared Lien Obligations at the time outstanding as provided for in the applicable Shared Lien Documents and (B) the Grantors have delivered an Officers’ Certificate to the Collateral Trustee certifying that all such necessary consents have been obtained; and
     (v) as to Inventory (and Related Inventory Rights), automatically on the date the Company and/or one or more Subsidiary Guarantors enter into any credit facility that is secured by collateral that includes Inventory (among other collateral that may secure such credit facility, if any) providing for a commitment to extend Revolving Credit Debt in an aggregate principal amount of at least $5.0 million, to the extent such facility is permitted under each applicable Shared Lien Document.

In addition, in the case of a Subsidiary Guarantor that is released from its obligations under its Subsidiary Guarantee in accordance with this Indenture, all Liens on the assets and property of such Subsidiary Guarantor will be released.
          (b) In addition to a release pursuant to clause (a) above, the Liens of the Collateral Trustee on the Collateral will no longer secure the Notes outstanding under this Indenture, any Subsidiary Guarantor’s obligations under the Subsidiary Guarantees or any other obligations under this Indenture, and the right of the holders of the Notes to the benefits and proceeds of the Liens of the Collateral Trustee on the Collateral will terminate and be discharged:
(i)	upon satisfaction and discharge of this Indenture pursuant to Section 8.1;

(ii)	upon a legal defeasance or covenant defeasance of the Notes pursuant to Section 8.2;

(iii)	upon payment in full and discharge of all Notes outstanding under this Indenture and all obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged; or

(iv)	in whole or in part, with the consent of the holders of the requisite percentage of Notes pursuant to Article IX.
          SECTION 11.9. Authorization of Actions to be Taken by the Collateral Trustee Under the Security Documents.
          (a) Subject to the provisions of the Security Documents, the Collateral Trustee may, in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (1) enforce any of its rights or any of the rights of the Holders under the Security Documents and (2) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Subsidiary Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents, the Collateral Trustee shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Collateral Trustee may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).
          (b) The Trustee or the Collateral Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder (except (x) to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Trustee, or (y) with respect to the Collateral Trustee, a violation of any standard of care required of a secured party under Article 9 of the Uniform Commercial Code), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Trustee shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise.
          (c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Company and each Subsidiary Guarantor shall deliver to the Collateral Trustee such Mortgages, Security Documents and financing statements, if any, as are necessary to perfect the Collateral Trustee’s security interest in such Collateral.
          (d) The Trustee or the Collateral Trustee, in giving any consent or approval with respect to the Collateral under this Indenture or the Security Documents, shall be entitled to receive, as a condition to such consent or approval, to the extent required in the Security Documents, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given does not violate the provisions of this Indenture and the Security Documents, and the Trustee or the Collateral Trustee shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate and Opinion of Counsel.
          SECTION 11.10. Collateral Account.
          (a) The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Documents.
          (b) All cash and Cash Equivalents received from Asset Dispositions of Collateral, Recovery Events, Asset Swaps involving the transfer of Collateral, foreclosures of or sales of the Collateral, and other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits and income from the Collateral received pursuant to the Security Documents, shall be deposited and thereafter shall be held, applied and/or disbursed in accordance with the terms of this Indenture (including, without limitation, Section 2.1(a), Section 3.5, Section 6.10 and Section 11.10(a).

ARTICLE XII
MISCELLANEOUS
          SECTION 12.1. [Reserved].
          SECTION 12.2. Notices. Any notice or communication shall be in writing and delivered in person, sent by facsimile, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:
If to the Company or any Subsidiary Guarantor:

Conexant Systems, Inc.
4000 MacArthur Blvd.
Newport Beach, CA 92660
Fax: (949) 483-5536
Attention: Chief Legal Officer
with copies to:
O’Melveny & Myers LLP
1999 Avenue of the Stars
Los Angeles, CA 90067
Attention: David J. Johnson, Jr.
If to the Trustee:
The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street
Suite 1020
Chicago, Illinois 60602
Fax: (402) 496-2014
Attention: Corporate Trust Division
with copies to:
Pryor Cashman LLP
7 Times Square
New York, NY 10036
Fax: (212) 798-6909
Attention: Michael Fruchter, Esq.
          The Company or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

          Any notice or communication to the Company or the Subsidiary Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered; when receipt is acknowledged, if telecopied; and five calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).
          Any notice or communication mailed to a registered Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.
          Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee shall be effective only upon receipt.
          SECTION 12.3. Communication by Holders with other Holders. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.
          SECTION 12.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture, the Company shall furnish to the Trustee:
          (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and
          (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with.
          SECTION 12.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 3.18) shall include:
          (a) a statement that the individual making such certificate or opinion has read such covenant or condition;
          (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
          (c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and
          (d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

          In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.
          SECTION 12.6. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Subsidiary Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.
          SECTION 12.7. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
          SECTION 12.8. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
          SECTION 12.9. GOVERNING LAW. THIS INDENTURE, THE SECURITIES AND THE SECURITY DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE SECURITIES OR THE SUBSIDIARY GUARANTEES. HOWEVER, THE MORTGAGES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATES IN WHICH THE APPLICABLE PREMISES ARE LOCATED.
          SECTION 12.10. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Parent, the Company or any of the Subsidiary Guarantors, as such, will have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes, this Indenture, a Guarantee, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability to the extent permitted by applicable law. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.
          SECTION 12.11. Successors. All agreements of the Company and each Subsidiary Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

          SECTION 12.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
          SECTION 12.13. [Reserved].
          SECTION 12.14. Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
          SECTION 12.15. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
          SECTION 12.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
          SECTION 12.17. Severability. In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
          SECTION 12.18. USA PATRIOT ACT. The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, modified or supplemented from time to time, the “USA Patriot Act”), the Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that opens an account. The parties to this Agreement agree that they will provide the Trustee with such information as the Trustee may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

          IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

CONEXANT SYSTEMS, INC.
By:	/s/ Mark D. Peterson
	Name:	Mark D. Peterson
	Title:	Senior Vice President, Chief Legal Officer and Secretary

CONEXANT, INC.
By:	/s/ Mark D. Peterson
	Name:	Mark D. Peterson
	Title:	Vice President and Chief Legal Officer

BROOKTREE BROADBAND HOLDING, INC.
By	/s/ Mark D. Peterson
	Name:	Mark D. Peterson
	Title:	President

CONEXANT SYSTEMS WORLDWIDE, INC.
By	/s/ Mark D. Peterson
	Name:	Mark D. Peterson
	Title:	President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By	/s/ Sharon McGrath

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Trustee
By	/s/ Sharon McGrath

SCHEDULE 3.4
EXISTING ENCUMBRANCES OR RESTRICTIONS
1.	The Indenture, including:
a.	The Notes.

b.	The Subsidiary Guarantees.

c.	The related Security Documents.
2.	Loan and Security Agreement, dated as of December 22, 2009, by and between Conexant CF, LLC (the “Receivables Entity”) and Silicon Valley Bank, together with that certain Amendment No. 1 to Loan and Security Agreement dated March 3, 2010, including related servicing agreements, subordinated note and charter and by-laws of the Receivables Entity.

3.4-1

EXHIBIT A

[FORM OF FACE OF NOTE]
[Insert OID Legend, if applicable]

No. _________	Principal Amount $______ ,000, as
revised by the Schedule of Increases and
Decreases in Global Note attached hereto
CUSIP NO.

ISIN:

CONEXANT SYSTEMS, INC.
11.25% Senior Secured Note due 2015
          CONEXANT SYSTEMS, INC., a Delaware corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of                                          DOLLARS, as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on March 15, 2015.
     Interest Payment Dates: March 15 and September 15 commencing
     Record Dates: March 1 and September 1
          Additional provisions of this Note are set forth on the other side of this Note.

CONEXANT SYSTEMS, INC.
By:
Name:
Title:

Date:

A-1

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee, certifies that this is one of
the Notes referred to in the within
mentioned Indenture.

By:
Authorized Signatory
Date:

A-2

[FORM OF REVERSE SIDE OF NOTE]
CONEXANT SYSTEMS, INC.
11.25% Senior Secured Note due 2015
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
1. Interest
Conexant Systems, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at a rate of 11.25% per annum, commencing                      or from the most recent date on which interest has been paid or duly provided for, semi-annually in arrears on March 15 and September 15 of each year (each an “Interest Payment Date”) and at maturity. The first payment of interest will be made on                      for the period from and including                      to but excluding                     . Interest will be calculated on the basis of a 360-day year of twelve 30-day months.
If a date for the payment of principal or interest on this Note falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest shall accrue on any amounts payable for the period from and after the date for payment of principal or interest on this Note.
Interest on overdue principal and interest, if any, will accrue at a rate that is 2% higher than the then applicable interest rate on the Notes. The interest rate on the Notes will in no event be higher than the maximum rate permitted by applicable law.
2. Method of Payment
          By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by the transfer of immediately available funds to the accounts specified by The Depository Trust Company, or any successor depository. The Company will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
3. Paying Agent and Registrar
          Initially, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. Any of the domestically organized Restricted Subsidiaries may act as Paying Agent, Registrar or co-registrar.
4. Indenture
          The Company issued the Notes under an Indenture dated as of March 10, 2010 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company and the Trustee. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms.
          The Notes are general senior secured obligations of the Company. The aggregate principal amount of securities that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 11.25% Senior Secured Notes due 2015 referred to in the Indenture. The Notes include (i) $175,000,000 aggregate principal amount of the Company’s 11.25% Senior Secured Notes due 2015 issued under the Indenture on March 10, 2010 (herein called “Initial Notes”) and (ii) if and when issued, additional 11.25% Senior Secured Notes due 2015 of the Company that may be issued from time to time under the Indenture subsequent to March 10, 2010 (herein called “Additional Notes”). The Initial Notes and Additional Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, affiliate transactions, the sale of capital stock of restricted subsidiaries, the making of payments for consents, the entering into of agreements that restrict distributions from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries.
          To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have fully, unconditionally and irrevocably Guaranteed (and future guarantors, together with the Subsidiary Guarantors, will fully, unconditionally and irrevocably Guarantee), jointly and severally, to each Holder of the Notes and the Trustee the Guarantor Obligations pursuant to Article X of the Indenture on a senior basis.
5. Redemption
          Optional Redemption
          Except as set forth below, the Notes will not be redeemable at the option of the Company until March 15, 2013. On and after such date, the Notes will be redeemable, at the Company’s option, in whole or in part, at any time from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest on the Notes to be redeemed, if any, to the applicable redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 15 of the years set forth below:

Period	Percentage
2013	105.625%
2014 and thereafter	100.00%
     On and after January 1, 2011 until March 15, 2013, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes, upon not less than 30 nor more than 60 day’s notice, with the Net Cash Proceeds of Equity Offerings at a redemption price equal to 111.25% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date, subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date; provided, that at least 65% of the original principal amount of the Notes (excluding Notes held by the Company and its Subsidiaries) must remain outstanding after each such redemption and that each such redemption occurs within 90 days of the date of closing of such Equity Offering.
          At any time prior to March 13, 2013, the Company may, on any one or more occasions, redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium as of, and the accrued and unpaid interest, if any, to, the applicable redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.
          Unless the Company defaults in payment of the redemption price, interest will cease to accrue on the Notes or portion thereof called for redemption on the applicable redemption date.
          Mandatory Redemption
     The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

6. Repurchase Provisions
          If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes pursuant to Section 5 of the Notes, then such Change of Control shall constitute a triggering event which shall trigger the obligation of the Company to offer to repurchase from each Holder all or any part (equal to $2,000 or an integral of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.
7. Denominations; Transfer; Exchange
          The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing. The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption.
8. Persons Deemed Owners
          The registered Holder of this Note may be treated as the owner of it for all purposes.
9. Unclaimed Money
          Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of or premium, if any, or interest on the Notes that remains unclaimed by the Holders thereof for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as unsecured general creditors.
10. Defeasance
          Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or Government Securities for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.
11. Amendment, Supplement, Waiver
          The Indenture, the Guarantees, the Security Documents and the Notes may be amended or supplemented as provided in the Indenture.

12. Defaults and Remedies
          The Events of Default relating to the Notes are defined in Section 6.1 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the Indenture.
13. Trustee Dealings with the Company
          Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company, the Subsidiary Guarantors or their Affiliates and may otherwise deal with the Company, the Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee.
14. No Recourse Against Others
          No director, officer, employee, incorporator, stockholder or member of the Company or any Subsidiary or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture, the Subsidiary Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
15. Authentication
          This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.
16. Abbreviations
          Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).
17. CUSIP, Common Code and ISIN Numbers
          The Company has caused CUSIP, Common Code or ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code or ISIN numbers, if applicable, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law
          This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
          The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
Conexant Systems, Inc.
4000 MacArthur Blvd.
West Tower
Newport Beach, CA 92660
Attention: Chief Legal Officer

ASSIGNMENT FORM
          To assign this Note, fill in the form below:
          I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)
and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.
          In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company, or any Affiliate of the Company, the undersigned confirms that such Notes are being:
CHECK ONE BOX BELOW:
1☐	acquired for the undersigned’s own account, without transfer; or

2☐	transferred to the Company; or

3☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

4☐	transferred pursuant to an effective registration statement under the Securities Act; or

5☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

6☐	transferred to an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.7 of the Indenture); or

7☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act.
Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Trustee or the Company may require, prior to registering any such transfer of the Notes, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.
TO BE COMPLETED BY PURCHASER IF (1) OR (3) ABOVE IS CHECKED.
          The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES AND DECREASES IN GLOBAL SECURITY
          The following increases and decreases in this Global Note have been made:

Signature of
			Principal Amount of	authorized
			this Global Note	signatory of
	Amount of decrease	Amount of increase	following such	Trustee or
Date of Decrease or	in Principal Amount	in Principal Amount	decrease or	Securities
Increase	of this Global Note	of this Global Note	increase	Custodian

OPTION OF HOLDER TO ELECT PURCHASE
          If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.11 of the Indenture, check either box:

☐	☐
3.5	3.11
          If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or Section 3.11 of the Indenture, state the amount in principal amount (must be integral multiple of $1,000): $

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:

(Signature must be guaranteed)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B
FORM OF INDENTURE SUPPLEMENT TO ADD SUBSIDIARY GUARANTORS
          This Supplemental Indenture, dated as of _______ ____, 20___ (this “Supplemental Indenture” or “Guarantee”), among [name of future Subsidiary Guarantor] (the “Guarantor”), CONEXANT SYSTEMS, INC. (together with its successors and assigns, the “Company”), each other then-existing Guarantors under the Indenture referred to below, and The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture referred to below.
W I T N E S S E T H:
          WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of March [___], 2010 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 11.25% Senior Secured Notes due 2015 of the Company (the “Notes”);
          WHEREAS, Section 3.13 of the Indenture provides that under certain circumstances the Company is required to cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company or of any other Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis with the other Subsidiary Guarantors, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior basis; and
          WHEREAS, pursuant to Section 10.1 of the Indenture, the Trustee, the Company and the Subsidiary Guarantors are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;
          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the other Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
ARTICLE I
Definitions
          SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such Holders. The words

“herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
Agreement to be Bound; Guarantee
          SECTION 2.1 Agreement to be Bound. The Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.
          SECTION 2.2 Guarantee. The Guarantor agrees, on a joint and several basis with all the existing Subsidiary Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guarantor Obligations pursuant to Article X of the Indenture on a senior basis.
ARTICLE III
Miscellaneous
          SECTION 3.1 Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.
          SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
          SECTION 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 3.4 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

          SECTION 3.5 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
          SECTION 3.6 Headings. The headings of the Articles and the Sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
          SECTION 3.7 Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Guarantor and not of the Trustee.

          IN WITNESS WHEREOF, the parties hereto have caused the Indenture to be duly executed as of the date first above written.

[GUARANTOR], as a Guarantor
By:
Name:
Title:

[Address]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. as Trustee
By:
Name:
Title:

CONEXANT SYSTEMS, INC.
By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

B-4